UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material under §240.14a-12

COMMERCIAL VEHICLE GROUP, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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COMMERCIAL VEHICLE GROUP, INC.

7800 Walton Parkway

New Albany, Ohio 43054

Telephone: (614) 289-5360

April 10, 2013

Dear Stockholder:

You are cordially invited to attend our 2013 Annual Meeting of Stockholders, which will be held on Thursday, May 16, 2013, at 1:00 p.m. (Eastern Time) at the Company’s headquarters located at 7800 Walton Parkway, New Albany, OH 43054. With this letter, we have enclosed a copy of our 2012 Annual Report on Form 10-K, notice of annual meeting of stockholders, proxy statement and proxy card. These materials provide further information concerning the annual meeting. If you would like another copy of the 2012 Annual Report, please contact Chad M. Utrup, Chief Financial Officer, and one will be mailed to you.

At this year’s annual meeting, the agenda includes the election of certain directors, a vote on a non-binding advisory proposal on the compensation of our named executive officers and a proposal to ratify the appointment of our independent registered public accounting firm. The Board of Directors recommends that you vote FOR election of the slate of nominees for directors, FOR the approval of the compensation of our named executive officers as disclosed in the proxy statement and FOR ratification of appointment of the independent registered public accounting firm. We will also report on current business conditions and recent developments. Members of the Board of Directors and our executive officers will be present to discuss the affairs of the Company and to answer any questions you may have.

It is important that your shares be represented and voted at the annual meeting, regardless of the size of your holdings. Accordingly, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope to ensure your shares will be represented. If you do attend the annual meeting, you may, of course, withdraw your proxy should you wish to vote in person.

We look forward to seeing you at the annual meeting.

Sincerely,

Richard A. Snell

Chairman of the Board

COMMERCIAL VEHICLE GROUP, INC.

7800 Walton Parkway

New Albany, Ohio 43054

Telephone: (614) 289-5360

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 16, 2013

1:00 p.m. ET

The 2013 Annual Meeting of Stockholders of Commercial Vehicle Group, Inc. will be held on Thursday, May 16, 2013, at 1:00 p.m. ET, at the Company’s headquarters located at 7800 Walton Parkway, New Albany, OH 43054.

The annual meeting is being held for the following purposes:

1.	To elect the three Class III Directors named in the proxy statement to serve until the annual meeting of stockholders in 2016 and until their successors are duly elected and qualified or until their earlier removal or resignation (the Board of Directors recommends a vote FOR the nominees named in the attached proxy statement proposal);

2.	To vote on a non-binding advisory proposal on the compensation of the named executive officers as disclosed in the proxy statement (the Board of Directors recommends a vote FOR this proposal);

3.	To ratify the appointment of KPMG LLP as the independent registered public accounting firm of Commercial Vehicle Group, Inc. for the fiscal year ending December 31, 2013 (the Board of Directors recommends a vote FOR this proposal); and

4.	To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

These items are fully discussed in the following pages, which are made part of this notice. Only stockholders of record at the close of business on March 18, 2013, will be entitled to vote at the annual meeting.

Enclosed with this Notice of Annual Meeting of Stockholders is a proxy statement, related proxy card with a return envelope and our 2012 Annual Report on Form 10-K. The 2012 Annual Report on Form 10-K contains financial and other information that is not incorporated into the proxy statement and is not deemed to be a part of the proxy soliciting material.

By Order of the Board of Directors

Chad M. Utrup

Chief Financial Officer

April 10, 2013

Even if you expect to attend the Annual Meeting, please promptly complete, sign, date and mail the enclosed proxy card. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed in the United States. Stockholders who attend the annual meeting may revoke their proxies and vote in person if they so desire.

COMMERCIAL VEHICLE GROUP, INC.

QUESTIONS AND ANSWERS ABOUT VOTING

Q:	Why did you send me this proxy statement?

A:	This proxy statement is being sent to you because our Board of Directors is soliciting your proxy to vote at the 2013 Annual Meeting of Stockholders. This proxy statement includes information required to be disclosed to you in connection with our solicitation of proxies in connection with the annual meeting. Stockholders of record as of the close of business on March 18, 2013 (the record date) are entitled to vote. This proxy statement and the related proxy card are first being sent on or about April 10, 2013 to those persons who are entitled to vote at the annual meeting.

Q:	How many votes do I have?

A:	Each share of our common stock that you own entitles you to one vote.

Q:	How do I vote?

A:	You can vote on matters presented at the annual meeting in three ways:

You can vote by filling out, signing and dating your proxy card and returning it in the enclosed envelope, OR

You can vote over the internet or by telephone, OR

You can attend the annual meeting and vote in person.

Q:	How do I vote by proxy?

A:	If you properly fill out your proxy card and send it to us in time to vote, your shares will be voted as you have directed. If you do not specify a choice on your proxy card, the shares represented by your proxy card will be voted FOR the election of all nominees named in this proxy statement, FOR the approval of the compensation of our named executive officers as disclosed in this proxy statement and FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2013.

Whether or not you plan to attend the annual meeting, we urge you to complete, sign, date and return your proxy card in the enclosed envelope. Returning the proxy card will not affect your right to attend the annual meeting and vote in person.

Q:	How do I vote in person?

A:	If you attend the annual meeting, we will give you a ballot when you arrive.

Q:	Who can attend the meeting?

A:	All stockholders as of the record date, or their duly appointed proxies, may attend the meeting upon presentation of proper identification. Registration and seating will begin at 12:30 p.m., Eastern Time. Cameras, recording devices and other electronic devices will not be permitted at the meeting. You may obtain directions to the meeting place by calling our corporate offices at (614) 289-5360.

Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of your voting instruction card or a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding instructions to vote your shares.

Q:	Can I change my vote or revoke my proxy after I have mailed my proxy card?

A:

You can change your vote at any time before your proxy is voted at the annual meeting. You can do this in one of three ways. First, you can send a written notice to the Chief Financial Officer at our headquarters

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stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. Third, you can attend the annual meeting and vote in person. Simply attending a meeting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions you received from your broker to change your vote.

Q:	Will there be any matters voted upon at the annual meeting other than those specified in the Notice of Annual Meeting?

A:	Our Board of Directors does not know of any matters other than those discussed in this proxy statement that will be presented at the annual meeting. If other matters are properly brought before the meeting and we do not have notice of these matters within a reasonable time prior to the annual meeting, all proxies will be voted in accordance with the recommendations of our Board of Directors.

Q:	How are votes counted?

A:	Stockholders of record of our common stock as of the close of business on March 18, 2013 are entitled to vote at the annual meeting. As of March 18, 2013, there were 29,365,754 shares of common stock outstanding. The presence in person or by proxy of a majority of the outstanding shares of common stock will constitute a quorum for the transaction of business. Each share of common stock is entitled to one vote on each matter to come before the annual meeting.

Under Delaware law, if you have returned a valid proxy or attend the meeting in person, but abstain from voting, your stock will nevertheless be treated as present and entitled to vote. Your stock, therefore, will be counted in determining the existence of a quorum and, even though you have abstained from voting, will have the effect of a vote against any matter requiring the affirmative vote of a majority of the shares present and entitled to vote at the annual meeting, such as approval of the compensation of our named executive officers as disclosed in this proxy statement and the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2013 fiscal year.

Under Delaware law, “broker non-votes” are also counted for purposes of determining whether a quorum is present, but are not counted in determining whether a matter requiring a majority of the shares present and entitled to vote has been approved or whether a plurality of the vote of the shares present and entitled to vote has been cast.

Q:	How are proxies being solicited and who pays for the solicitation of proxies?

A:	Initially, we will solicit proxies by mail. Our directors, officers and employees may also solicit proxies in person or by telephone without additional compensation. We will pay all expenses of solicitation of proxies.

Q:	Can I access this proxy statement and CVG’s 2012 Annual Report on Form 10-K electronically?

A:	The proxy statement and our Annual Report on Form 10-K are available on our website at www.cvgrp.com/proxy.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON THURSDAY, MAY 16, 2013

This proxy statement and our 2012 Annual Report are available at www.cvgrp.com/proxy.

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PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Commercial Vehicle Group, Inc., a Delaware corporation (“CVG”), of proxies for use in voting at the Annual Meeting of Stockholders scheduled to be held on May 16, 2013 and at any postponement or adjournment thereof. This Proxy Statement and the related proxy card are being mailed to holders of our common stock, commencing on or about April 10, 2013. References in this Proxy Statement to “Company,” “we,” “our,” or “us” refer to CVG, unless otherwise noted.

Voting and Revocability of Proxies

When proxies are properly dated, executed and returned, the shares they represent will be voted as directed by the stockholder on all matters properly coming before the annual meeting.

Where specific choices are not indicated on a valid proxy, the shares represented by such proxies received will be voted:

1.	FOR the nominees for directors named in this Proxy Statement;

2.	FOR the approval of the compensation of our named executive officers as disclosed in this proxy statement;

3.	FOR the ratification of the appointment of KPMG LLP as independent registered public accounting firm for 2013.

In addition, if other matters come before the annual meeting and we do not have notice of these matters within a reasonable time prior to the annual meeting, the persons named in the accompanying form of proxy will vote in accordance with their best judgment with respect to such matters.

Returning your completed proxy will not prevent you from voting in person at the annual meeting should you be present and desire to do so; provided that if you have instructed a broker to vote your shares, you must follow the directions you received from your broker to change your vote. In addition, the proxy may be revoked at any time prior to its exercise either by giving written notice to our Chief Financial Officer prior to the annual meeting or by submission of a later-dated proxy.

At the annual meeting, inspectors of election shall determine the presence of a quorum and shall tabulate the results of the stockholders’ voting. The presence of a quorum is required to transact the business proposed to be transacted at the annual meeting. The presence in person or by proxy of holders of a majority of the outstanding shares of common stock entitled to vote will constitute the necessary quorum for any business to be transacted at the annual meeting. In accordance with the General Corporation Law of the State of Delaware (the “DGCL”), properly executed proxies marked “abstain” as well as proxies held in street name by brokers that are not voted on all proposals to come before the annual meeting (“broker non-votes”), will be considered “present” for the purposes of determining whether a quorum has been achieved at the annual meeting.

The three nominees for director receiving the greatest number of votes cast at the annual meeting in person or by proxy shall be elected. Consequently, any shares of common stock present in person or by proxy at the annual meeting but not voted for any reason, including abstentions and “broker non-votes,” have no impact in the election of directors, except to the extent that the failure to vote for an individual may result in another individual receiving a larger number of votes. Stockholders have no right to cumulative voting as to any matter, including the election of directors.

All other matters to be considered at the annual meeting require the favorable vote of a majority of the shares entitled to vote at the meeting either in person or by proxy. If any proposal at the annual meeting must receive a specific percentage of favorable votes for approval, abstentions in respect of such proposal are treated as present and entitled to vote under the DGCL and, therefore, have the effect of a vote against such proposal. “Broker non-votes” in respect of any proposal are not counted for purposes of determining whether such proposal has received the requisite approval under the DGCL.

Record Date and Share Ownership

Only stockholders of record of the common stock on our books at the close of business on March 18, 2013 will be entitled to vote at the annual meeting. On that date, we had 29,365,754 shares of common stock outstanding. A list of our stockholders will be open to the examination of any stockholders, for any purpose germane to the meeting, at our headquarters for a period of ten (10) days prior to the meeting. Each share of common stock entitles the holder thereof to one vote on all matters submitted to stockholders.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

The Board currently consists of eight directors and is divided into three classes and the term of each class expires in a different year. At the annual meeting, three directors are to be elected as members of Class III to serve until the annual meeting in 2016 and until their successors are elected and qualified or until their earlier removal or resignation.

The Board has nominated three nominees set forth below, each of whom has agreed to serve as a director if elected and each of whom has been nominated by a non-management director of the Nominating and Corporate Governance Committee. The nominees currently serve as directors of CVG. In the event any nominee is unable or unwilling to serve as a director at the time of the annual meeting (which events are not anticipated), the persons named on the enclosed proxy card may substitute another person as a nominee or may add or reduce the number of nominees to such extent as they shall deem advisable.

Subject to rights of holders of any series of preferred stock to fill newly created directorships or vacancies, any newly created directorships resulting from an increase in the authorized number of directors or any vacancies on the Board resulting from death, resignation, disqualification or removal for cause shall be filled by the Board provided that a quorum is then in office and present, or by a majority of the directors then in office, if less than a quorum is then in office, or by the sole remaining director.

Information regarding our director nominees and our directors not subject to reelection at the annual meeting is set forth below:

Name	Age	Position
Richard A. Snell(4)	71	Chairman and Director
Mervin Dunn	59	President, Chief Executive Officer and Director
Scott C. Arves(2)(3)(4)	56	Director
David R. Bovee(2)(3)(4)	63	Director
Robert C. Griffin(1)(2)(4)	65	Director
S.A. Johnson(1)(3)(4)	72	Director
John W. Kessler(1)(3)(4)	77	Director
Arnold B. Siemer(1)(3)(4)	75	Director

(1)	Member of the Compensation Committee.

(2)	Member of the Audit Committee.

(3)	Member of the Nominating and Corporate Governance Committee.

(4)	Independent Director as defined in Rule 5605(a)(2) of the NASDAQ marketplace rules.

There are no family relationships between or among any of our directors or executive officers. Stock ownership information is shown under the heading “Security Ownership of Certain Beneficial Owners and Management” and is based upon information furnished by the respective individuals.

Our directors draw on their leadership experience from a wide variety of industries and their expertise in manufacturing, operations, financial and compliance matters, to serve our company and our stockholders. The directors also serve as counselors and critics to management.

Class III Directors — Director Nominees

Scott C. Arves has served as a Director since July 2005. Since January 2007, Mr. Arves has served as President and Chief Executive Officer of Transport America, a truckload, intermodal and logistics provider. Prior to joining Transport America, Mr. Arves was President of Transportation for Schneider National, Inc., a provider of transportation, logistics and related services, from May 2000 to July 2006. Mr. Arves brings nearly 33 years of transportation experience to his role as Director, including 20 years of P & L experience and 16 years as a Division President or Chief Executive Officer.

Robert C. Griffin has served as a Director since July 2005. His career spanned over 25 years in the financial sector, including Head of Investment Banking Americas and Management Committee Member for Barclay’s Capital from 2000 to 2002. Prior to that, Mr. Griffin served as the Global Head of Financial Sponsor Coverage for Bank of America Securities and a member of its Montgomery Securities Subsidiary Management Committee from 1998 to 2000 and as Group Executive Vice President of Bank of America and a member of its Senior Management Committee from 1997 to 1998. Mr. Griffin served as a Director of Sunair Services Corporation from February 2008 until its sale in December 2009 as a member of their Audit Committee and Chairman of their Special Committee. Mr. Griffin currently serves as a Director of GSE Holding, Inc., where he serves as Chairman and a member of the Compensation and Nominating and Corporate Governance Committees, and as a Director of Builders FirstSource, Inc., where he is Chairman of the Audit Committee, a member of the Nominating Committee and was Chairman of their Special Committee in 2009. Mr. Griffin brings strong financial and management expertise to our Board through his experience as an officer and director of a public company, service on other boards and his senior leadership tenure within the financial industry.

Richard A. Snell has served as a Director since August 2004 and as Chairman since March 2010. He has served as Chairman and Chief Executive Officer of Qualitor, Inc. since May 2005 and as an Operating Partner at HCI Partners since 2003. Mr. Snell served as Chairman and Chief Executive Officer of Federal-Mogul Corporation, an automotive parts manufacturer, where he served from 1996 to 2000, and as Chief Executive Officer at Tenneco Automotive, also an automotive parts manufacturer, where he was employed from 1987 to 1996. Mr. Snell served as a Director of Schneider National, Inc., a multi-national trucking company, and as a member of their Compensation and Governance Committees from 1996 to 2011.

Directors Continuing in Office

Class I Directors

David R. Bovee has served as a Director since October 2004. Mr. Bovee served as Vice President and Chief Financial Officer of Dura Automotive Systems, Inc. (“Dura”) from January 2001 to March 2005 and from November 1990 to May 1997. In October 2006, subsequent to Mr. Bovee’s 2005 retirement, Dura filed a voluntary petition for reorganization under the federal bankruptcy laws. From May 1997 until January 2001, Mr. Bovee served as Vice President of Business Development for Dura. Mr. Bovee also served as Assistant Secretary for Dura. Prior to joining Dura, Mr. Bovee served as Vice President at Wickes in its Automotive Group from 1987 to 1990. Mr. Bovee’s relevant experience includes more than 10 years as a Chief Financial Officer and 15 years as an executive officer of a major automotive supplier, and nearly 10 years of experience in a publicly traded company. Mr. Bovee’s career spans 32 years in the manufacturing and transportation sectors, servicing a footprint similar to CVG. Mr. Bovee has spent his entire career in finance roles, which suits him well to his position on the Audit Committee.

Mervin Dunn has served as a Director since August 2004 and as our President and Chief Executive Officer since June 2002. Mr. Dunn’s tenure with CVG dates back to October 1999 when he served as President of Trim Systems through June 2002. Mr. Dunn will retire from employment with us and resign from the board of directors in 2013. From 1998 to 1999, Mr. Dunn served as the President and Chief Executive Officer of Bliss Technologies, a heavy metal stamping company. Mr. Dunn also spent 10 years with Arvin Industries from 1988 to 1998 in a number of key leadership roles, including Vice President of Operating Systems (Arvin North America), Vice President of Quality, and President of Arvin Ride Control. Mr. Dunn served in a number of management positions in engineering and quality assurance, including Division Quality Manager, at Johnson Controls Automotive Group. Mr. Dunn also has engineering and quality management experience with Hyster

Corporation, a manufacturer of heavy lift trucks. Mr. Dunn currently serves as a Director and a member of the Compensation Committee of Transdigm Group, Inc. Mr. Dunn has spent his entire career in management positions within the automotive and transportation sectors. He brings a lifetime of manufacturing experience to his leadership role within the Company and on the Board.

Mr. Bovee’s term expires at the 2014 Annual Meeting. The Company has announced that Mr. Dunn will retire in 2013. Mr. Dunn will remain with us in his current capacities until his successor is named, and at that time Mr. Dunn will retire from employment with us and resign from the board of directors.

Class II Directors — Director

S.A. (“Tony”) Johnson has served as a Director since September 2000. Mr. Johnson served as the Chairman of Hidden Creek from May 2001 to May 2004 and from 1989 to May 2001 was its President and Chief Executive Officer. Prior to forming Hidden Creek, Mr. Johnson served from 1985 to 1989 as Chief Operating Officer of Pentair, Inc., a diversified industrial company. Prior to 2005, Mr. Johnson served as a Director of Saleen, Inc. and Dura Automotive. Mr. Johnson served as a Director of Tower Automotive from 1993 to 2007 and from 2004 to 2010 as a Director of Cooper-Standard Automotive, Inc. Mr. Johnson brings more than 30 years of executive experience to his role on the Board, including his current position as a Managing Partner of OG Partners, a private industrial management company where he has served since 2004.

John W. Kessler has served as a Director since August 2008. Mr. Kessler has been the owner of the John W. Kessler Company, a real estate development company, since 1972 and Chairman of The New Albany Company, a real estate development company, since 1988. Mr. Kessler is a past chairman of The Ohio State University Board of Trustees, the Ohio Public Works Commission, the Columbus Museum of Art, the United Way of Central Ohio and the Greater Columbus Chamber of Commerce. Mr. Kessler served as a Director of JP Morgan Chase & Co. from 1986 to 2006. Mr. Kessler currently sits on the Board of Directors of Abercrombie & Fitch Co., where he serves as the Executive Committee Chairman and previously served as a member of the Compensation Committee and the Nominating and Board Governance Committee. Mr. Kessler brings a diverse governance background to CVG, having served on a number of Boards spanning several industries including retail, service, education and non-profit.

Arnold B. Siemer has served as a Director since November 2011. Mr. Siemer has been the owner and Chief Executive Officer of Desco Corporation, a group of diversified manufacturing companies, since 1966. Mr. Siemer brings more than 40 years of experience in manufacturing, service and technology companies in both domestic and international markets to his role as a Director.

The terms of Messrs. Johnson and Siemer expire at the 2015 Annual Meeting. Mr. Kessler notified us that he intends to retire from the board of directors following this year’s annual meeting.

Corporate Governance

Independent Directors and Leadership Structure

The Board has determined that Messrs. Arves, Bovee, Griffin, Johnson, Kessler, Siemer and Snell are “independent” directors, as independence is defined in Rule 5605(a)(2) of the NASDAQ Stock Market LLC (NASDAQ) marketplace rules. In determining that Mr. Snell is independent, the board of directors considered that Mr. Snell is an operating partner of HCI Equity Partners, the controlling shareholder of Roadrunner Transportation Systems, Inc. (“RRTS”), to which we made payments (net of pass through payments to other third party freight service providers) for the year ended December 31, 2012, and concluded that these transactions did not impair Mr. Snell’s independence. The Board has not adopted categorical standards in making its determination of independence and instead relies on standards set forth in the NASDAQ marketplace rules. In making this determination, the Board considered all provisions of the definition in the standards set forth in the NASDAQ marketplace rules. Each member of the Audit Committee of the Board meets the heightened independence standards required for audit committee members under the NASDAQ marketplace rules and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Our Board structure provides for an independent, non-executive chairman whose principal responsibility for our Company is leading the Board, thereby allowing our chief executive officer to focus on running our Company. We are confident that this structure is optimal at this time as it allows the chief executive officer to devote his full attention and energy to the challenges of managing the business while the chairman facilitates board activities and the flow of information between management and directors.

Our Board currently has seven independent members and only one non-independent member, the chief executive officer. Collectively, these individuals offer decades of relevant industry expertise, executive management experience and governance expertise. A number of our independent board members also serve, or have served, as members of senior management or as directors of other public companies. We have three board committees consisting entirely of independent directors, each of which is chaired by a different director. We believe the independence and background of the individuals who comprise our Board, along with the oversight of a non-executive chairman, offers our Company and our stockholders diverse leadership and governance experience across various business sectors, including manufacturing, transportation, logistics, finance and retail.

Our independent directors hold regularly scheduled meetings in executive session, at which only independent directors are present. As provided in our Nominating and Corporate Governance Committee charter, the Chairman of the Nominating and Corporate Governance Committee serves as chairman of the meetings of the independent directors in executive session. Stockholders and third parties may communicate with our independent directors through the Chairman of the Nominating and Corporate Governance Committee, c/o Chad M. Utrup, Chief Financial Officer, 7800 Walton Parkway, New Albany, Ohio 43054. During 2012, our independent directors met in executive session four times. Since fiscal year end, our independent directors have met in executive session one time.

Mr. Kessler notified us that he intends to retire from the board of directors following this year’s annual meeting. The board of directors plans to either seek a qualified candidate to fill the vacancy or reduce the size of the board of directors following Mr. Kessler’s retirement.

Corporate Governance Guidelines

The Board adopted corporate governance guidelines on March 8, 2011, upon the recommendation of the Nominating and Corporate Governance Committee, which guidelines were amended on March 19, 2013. The guidelines are posted on our website at www.cvgrp.com.

We will continue to review and examine our corporate governance policies and leadership structure on an annual basis in light of our changing needs.

The Role of the Board in Risk Oversight

As provided in our Audit Committee Charter, the Audit Committee is primarily responsible for overseeing our risk management processes on behalf of the full Board. The Audit Committee reviews and evaluates our risk management policies with respect to our business strategy, capital strength and overall risk tolerance. On a periodic basis, the Audit Committee evaluates and discusses with management our risk assessment and risk management policies, including the internal system to review operational risks, procedures for investment and trading and safeguards to ensure compliance with procedures. The Audit Committee reports regularly to the full Board about these matters. The Audit Committee and the full Board consider our risk profile and focus on the most significant risk factors facing us to ensure that all material risks are identified and appropriate risk mitigation measures are implemented. The Audit Committee and the full Board work directly with management to oversee the day-to-day application of risk management policies and protocols, including controls over cash and investments, currency exposures and interest rate and commodities risks.

Meetings of the Board and its Committees

The Board held five meetings during fiscal 2012. The Board currently has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each director is expected to attend each meeting of the Board and those committees on which he serves. In addition to meetings, the Board and its committees review and act upon matters through written consent procedures. All of the directors who were then serving on the Board attended 75% or more of the total number of meetings of the Board and committees for which they served.

The Board has a policy that members of the Board are encouraged to attend the annual meetings of stockholders. All of the directors who were then serving on the Board attended the 2012 Annual Meeting of Stockholders.

Audit Committee

Our Audit Committee is comprised of Messrs. Arves, Bovee and Griffin (Chairman), all of whom are independent under the heightened independence standard required for audit committee members by the NASDAQ marketplace rules and Rule 10A-3 under the Exchange Act. Mr. Griffin has been named as our “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K. The Audit Committee is responsible for:

•	The appointment, compensation, retention and oversight of the work of the independent registered public accounting firm engaged for the purpose of preparing and issuing an audit report;

•	Reviewing the independence of the independent registered public accounting firm and taking, or recommending that our Board take, appropriate action to oversee their independence;

•	Approving, in advance, all audit and non-audit services to be performed by the independent registered public accounting firm;

•	Overseeing our accounting and financial reporting processes and the audits of our financial statements;

•

Establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal control or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•	Engaging independent counsel and other advisors as the Audit Committee deems necessary;

•	Determining compensation of the independent registered public accounting firm, compensation of advisors hired by the Audit Committee and ordinary administrative expenses;

•	Reviewing and assessing the adequacy of our formal written charter on an annual basis; and

•	Handling such other matters that are specifically delegated to the audit committee by our Board from time to time.

Our Board adopted a written charter for our Audit Committee, which is posted on our web site at www.cvgrp.com. KPMG LLP currently serves as our independent registered public accounting firm. The Audit Committee met nine times during fiscal 2012.

Compensation Committee

Our Compensation Committee is comprised of Messrs. Griffin, Johnson (Chairman), Kessler and Siemer, all of whom are independent as independence is defined by Rule 5605(a)(2) of the NASDAQ marketplace rules. Mr. Kessler notified us that he intends to retire from the board of directors following this year’s annual meeting. The Compensation Committee is responsible for:

•	Reviewing the performance of the Chief Executive Officer on an annual basis;

•	Reviewing and determining the compensation of the Chief Executive Officer and all other executive officers;

•	Reviewing our compensation policies and programs to ensure they are aligned with corporate objectives;

•

Overseeing the design and administration of our equity-based and incentive compensation plans, including the Fourth Amended and Restated Equity Incentive Plan (the “Equity Plan”) and the Management Stock Option Plan (the “2004 Stock Option Plan”);

•

Reviewing and discussing with management the compensation discussion and analysis and recommending to the Board whether the compensation discussion and analysis should be included in our annual proxy statement;

•	Reviewing and accessing risks associated with the Company’s compensation policies and practices;

•	Reviewing and considering the results of the most recent say-on-pay vote in evaluating and determining executive compensation; and

•	Other matters, from time to time, as designated by the Committee charter or our Board.

Our Board adopted a written charter for our Compensation Committee, which is posted on our web site at www.cvgrp.com. The Compensation Committee met seven times during fiscal 2012.

Compensation Committee Interaction with Compensation Consultants

During 2012, the Compensation Committee engaged Pearl Meyer & Partners (“PM&P”), an executive compensation firm, to assist with its review of the compensation programs for our executive officers and various aspects of this proxy statement. The Compensation Committee continues to retain PM&P in an advisory capacity relating to executive compensation, including the review of this proxy statement. Although the Compensation Committee retains PM&P, PM&P interacts directly with our executive officers when necessary and appropriate. PM&P’s advisory services included providing industry and Compensation Peer Group benchmark data and presenting compensation plan design alternatives to the Committee for consideration. The Committee considered and assessed all factors specified under Nasdaq Listing Rules with respect to advisor independence and determined that PM&P was an independent executive compensation firm whose scope of work is limited to research and advisory services related to executive compensation, including the review of this proxy statement. Based on this review, we are not aware of any conflict of interest that has been raised by the work performed by PM&P.

Compensation Committee Interaction With Management

Certain of our officers, including the Chief Executive Officer, Chief Financial Officer and Vice President of Corporate Human Resources, may from time to time attend Compensation Committee meetings when executive compensation, company performance, team performance and individual performance are discussed and evaluated by Compensation Committee members. The executive officers are asked for their insights, ideas and recommendations on executive compensation matters during these meetings or at other times, and also provide updates on financial performance, mergers and acquisitions, industry status and other factors that may impact executive compensation.

The Board Chairman met with the Chief Executive Officer in the first quarter of 2013 to review his performance for 2012 based on a performance appraisal completed in December 2012 by all of the non-management Board members.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Messrs. Arves (Chairman), Bovee, Johnson, Kessler and Siemer, all of whom are independent, as independence is defined by Rule 5605(a)(2) of the NASDAQ marketplace rules. Mr. Kessler notified us that he intends to retire from the board of directors following this year’s annual meeting. The Nominating and Corporate Governance Committee is responsible for:

•	Selecting, or recommending to our Board for selection, nominees for election to our Board;

•	Making recommendations to our Board regarding the size and composition of the Board, committee structure and makeup and retirement procedures affecting Board members;

•	Monitoring our performance in meeting our obligations of fairness in internal and external matters and our principles of corporate governance; and

•	Such other matters that are specifically delegated to the Nominating and Corporate Governance Committee by our Board from time to time.

Our Board adopted a written charter for our Nominating and Corporate Governance Committee, which is posted on our web site at www.cvgrp.com. The Nominating and Corporate Governance Committee met two times during fiscal 2012.

The Nominating and Corporate Governance Committee will consider as potential nominees individuals properly recommended by stockholders. Recommendations concerning individuals proposed for consideration should be addressed to the Nominating and Corporate Governance Committee, c/o Chad M. Utrup, Chief Financial Officer, Commercial Vehicle Group, Inc., 7800 Walton Parkway, New Albany, OH 43054. Each recommendation should include a personal biography of the suggested nominee, an indication of the background or experience that qualifies the person for consideration, and a statement that the person has agreed to serve if nominated and elected. Stockholders who themselves wish to effectively nominate a person for election to the Board, as contrasted with recommending a potential nominee to the Nominating and Corporate Governance Committee for its consideration, are required to comply with the advance notice and other requirements set forth in our by-laws.

The Nominating and Corporate Governance Committee has used, to date, an informal process to identify potential candidates for nomination as directors. Candidates for nomination have been recommended by an executive officer or director, and considered by the Nominating and Corporate Governance Committee and the Board. Generally, candidates have significant industry experience and have been known to one or more of the Board members. As noted above, the Nominating and Corporate Governance Committee considers properly submitted stockholder recommendations for candidates for the Board. The Nominating and Corporate Governance Committee has established criteria that identify desirable experience for prospective Board members, including experience as a senior officer in a public or substantial private company, breadth of knowledge about issues affecting CVG or our industry, expertise in finance, logistics, manufacturing, law, human resources or marketing. While the Nominating and Corporate Governance Committee does not have a formal diversity policy with respect to nominees, the Nominating and Corporate Governance Committee shares our commitment to an inclusive culture and endorses equal opportunity principles and practices that support these values. Accordingly, the Nominating and Corporate Governance Committee may consider whether a potential nominee, if elected, assists in achieving a mix of Board members that represent a diversity of background and experience. The Nominating and Corporate Governance Committee believes that the backgrounds and qualifications of its directors, as a group, should provide a broad mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. The Nominating and Corporate Governance Committee is committed to nondiscrimination in its selection practices and makes decisions solely on the basis of skills, qualifications and experience. Desired personal attributes for prospective Board members include integrity and sound ethical character, absence of legal or regulatory impediments, absence of conflicts of interest, demonstrated track record of achievement, ability to act in an oversight capacity, appreciation for the issues confronting a public company, adequate time to devote to the Board and its committees and willingness to assume broad/fiduciary responsibilities on behalf of all stockholders. The Nominating and Corporate Governance Committee does not evaluate potential nominees for director differently based on whether they are recommended to the Nominating and Corporate Governance Committee by officers or directors of CVG or by a stockholder. The Nominating and Corporate Governance Committee considers a director’s past attendance record, participation and contribution to the Board in considering whether to recommend the reelection of such director.

Compensation Policies and Practices

Our philosophy behind our compensation structure for incentive eligible employees does not create risks that are likely to have a material adverse effect on the Company. Specific goals and objectives are tied to new product development, revenue growth, cash flow, operating and cost objectives and strategic initiatives to encourage assertiveness and ingenuity. Incentive payment eligibility for the 2012 plan year was primarily triggered by EBITDA, defined as earnings before interest, taxes, depreciation and amortization, as adjusted. The financial performance metrics designated by the Compensation Committee for the 2013 annual incentive plan include revenue growth, operating profit margin and return on average invested capital, which are intended to reduce unnecessary risk taking and allow for a broader perspective on annual company performance. The Compensation Committee also sets an upper limit on the incentive award opportunities, and the Company has adopted executive stock ownership guidelines and anti-hedging policies to further mitigate against the possibility of unnecessary risk taking.

Communication with the Board

Stockholders and other interested parties may communicate with the Board, including the independent directors, as a group or with individual directors, by sending written communications to the directors c/o Chad M. Utrup, Chief Financial Officer, Commercial Vehicle Group, Inc., 7800 Walton Parkway, New Albany, Ohio 43054. All such communications will be forwarded to the directors.

Company Code of Ethics

The Board has adopted a Code of Ethics that applies to the Company’s directors, officers and employees. A copy of the Code of Ethics is posted on our web site at www.cvgrp.com. If we waive any provision of our Code of Ethics or change the Code of Ethics, we will disclose that fact on our website within four business days.

Insider Trading Policy

We adopted a corporate policy regarding insider trading and Section 16 reporting that applies to our directors, executive officers and employees. This policy prohibits trading in our common stock under certain circumstances, including while in possession of material, non-public information about us.

Board Policy on Stockholder Rights Plans

The Board has adopted a policy on stockholder rights plans. Pursuant to the policy, our Board will seek and obtain prior stockholder approval of any new stockholder rights plan, unless a majority of the independent directors, in the exercise of their fiduciary duties, deem it to be in our best interests and in the best interests of our stockholders to adopt a stockholder rights plan without the delay in adoption that would arise from obtaining stockholder approval. If the Board so adopts a stockholder rights plan without obtaining prior stockholder approval, the Board will submit the stockholder rights plan to the stockholders for ratification and approval within one year of the Board’s adoption of the plan, or else the stockholders rights plan will automatically expire, without being renewed or replaced, on the first anniversary of the adoption of the stockholder rights plan by the Board. If presented by the Board for stockholder approval at a meeting of the stockholders and not approved by the stockholders, the plan will expire upon the certification of the voting results of such stockholders meeting. A copy of the plan policy is posted on our web site at www.cvgrp.com.

Recommendation of the Board

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES NAMED ABOVE.

Vote Required

The three persons receiving the highest number of FOR votes of shares present in person or represented by proxy at the annual meeting will be elected. A vote to “WITHHOLD” on the election of directors and “broker non-votes” will have no effect on the vote for the election of directors.

PROPOSAL NO. 2 — NON-BINDING, ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

At the meeting, our stockholders will vote on a non-binding, advisory proposal regarding the compensation of our named executive officers.

We believe that our compensation policies and procedures are competitive, focused on pay-for-performance and strongly aligned with the long-term interests of our stockholders. This advisory stockholder vote, commonly known as “Say-on-Pay,” gives you as a stockholder the opportunity to endorse or not endorse the compensation we pay our named executive officers through voting for or against the following resolution:

“Resolved, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

The Compensation Committee remains committed to the compensation philosophy, policies and objectives outlined under the heading “Compensation Discussion and Analysis” in this proxy statement. As always, the Compensation Committee will continue to review all elements of the executive compensation program and take any steps it deems necessary to continue to fulfill the objectives of the program.

Stockholders are encouraged to carefully review the “Compensation Discussion and Analysis” section of this proxy statement for a detailed discussion of the Company’s executive compensation program.

Because your vote is advisory, it will not be binding upon the Company or the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Recommendation of the Board

THE BOARD RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

Vote Required

Approval of the advisory proposal on the compensation of our named executive officers as disclosed in the proxy statement requires the affirmative vote of a majority of the shares present in person or represented by proxy at the annual meeting. Abstentions will have the same effect as votes “AGAINST” this proposal, whereas “broker non-votes” will not be counted for purposes of determining whether this proposal has been approved.

PROPOSAL NO. 3 — RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed KPMG LLP as the independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2013. In making the decision to appoint the independent registered public accounting firm, the Audit Committee has considered whether the provision of the non-audit services rendered by KPMG LLP is incompatible with maintaining that firm’s independence.

Stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm is not required by our by-laws or other applicable legal requirement. However, the Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the appointment of KPMG LLP is not ratified, the Audit Committee will evaluate the basis for the stockholders’ vote when determining whether to continue the firm’s engagement, but may ultimately determine to continue the engagement of the firm or another audit firm without re-submitting the matter to stockholders. Even if the appointment of KPMG LLP is ratified, the Audit Committee may in its sole discretion terminate the engagement of the firm and direct the appointment of another independent auditor at any time during the year if it determines that such an appointment would be in the best interests of us and our stockholders. It is expected that a representative of KPMG LLP will be present at the annual meeting, with the opportunity to make a statement if he so desires, and will be available to answer appropriate questions.

Change in Independent Registered Public Accounting Firm

On March 14, 2012, the Audit Committee approved the dismissal of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm, effective as of March 19, 2012, and approved the appointment of KPMG LLP as our independent registered public accounting firm.

During the fiscal years ended December 31, 2011 (“fiscal year 2011”) and December 31, 2010 (“fiscal year 2010”), Deloitte’s reports on our consolidated financial statements and effectiveness of internal control over financial reporting did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

We and Deloitte did not, during fiscal year 2011 or fiscal year 2010 or the subsequent interim period through March 19, 2012, have any disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused Deloitte to make reference to the subject matter in its reports for such years; and there were no “reportable events” as the term is described in Item 304(a)(1)(v) of Regulation S-K.

We provided Deloitte with a copy of the above disclosures and requested Deloitte furnish a letter addressed to the Securities and Exchange Commission stating whether or not Deloitte agrees with the statements made by us in response to Item 304(a) of Regulation S-K and, if not, stating the respects in which it does not agree. A copy of such letter, dated March 19, 2012, is filed as Exhibit 16.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 19, 2012.

At no time during fiscal year 2011 or fiscal year 2010 or the subsequent interim period through March 19, 2012 did we or anyone acting on our behalf consult with KPMG LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, and no written report or oral advice was provided that KPMG LLP concluded was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either (A) the subject of a disagreement with Deloitte on accounting principles or practices, financial statement disclosure or auditing scope or procedures, which, if not resolved to the satisfaction of Deloitte, would have caused Deloitte to make reference to the matter in its report or (B) a reportable event of the type described in Item 304(a)(1)(v) of Regulation S-K.

Principal Accountant Fees and Services

For fiscal years 2012 and 2011, the following fees were billed to us for the indicated services:

	2012	2011
Audit Fees	$1,270,758	$1,537,679
Audit-Related Fees	193,237	—
Tax Fees	202,124	244,409
All Other Fees	39,162	—

Total Independent Accountant’s Fees	$1,705,281	$1,782,088

Audit Fees.    Consist of fees billed for professional services rendered for the audit of our consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.    Consist of fees billed for services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits and due diligence in connection with acquisitions, attest services that are not required by statute or regulation and accounting consultations on proposed transactions.

Tax Fees.    Consist of fees billed for professional services for tax compliance, tax consultation and tax planning. These services include assistance regarding federal, state and international tax compliance, customs and duties, mergers and acquisitions and international tax planning.

All Other Fees.    Consist of fees for products and services other than the services reported above.

Policy on Audit Committee Pre-Approval and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

During fiscal 2012, all services by our independent registered public accounting firm were pre-approved by the Audit Committee in accordance with this policy.

Recommendation of the Board

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2013.

Vote Requirement

Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2013 requires the affirmative vote of a majority of the shares present in person or represented by proxy at the annual meeting. Abstentions will have the same effect as votes “AGAINST” this proposal, whereas “broker non-votes” will not be counted for purposes of determining whether this proposal has been approved.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Except as otherwise noted, the following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 18, 2013 by: (1) each of the named executive officers in the Summary Compensation Table; (2) each of our directors and director nominees; (3) all directors and executive officers as a group; and (4) each person or entity known to us to be the beneficial owner of more than five percent of our outstanding shares of common stock. All information with respect to beneficial ownership has been furnished to us by the respective director, director nominee, executive officer or five percent beneficial owner, as the case may be. Unless otherwise indicated, each person or entity named below has sole voting and investment power with respect to the number of shares set forth opposite his or its name.

The following table lists the number of shares and percentage of shares beneficially owned based on 29,365,754 shares of common stock outstanding as of March 18, 2013, and a total of 296,793 common stock options currently exercisable or exercisable by our directors and executive officers as a group within 60 days of March 18, 2013. Beneficial ownership of the common stock listed in the table has been determined in accordance with the applicable rules and regulations promulgated under the Exchange Act. Shares of common stock subject to options currently exercisable or exercisable within 60 days of March 18, 2013 are deemed outstanding and beneficially owned by the person holding such options for the purpose of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percentage
5% Stockholders:
Arnold B. Siemer(1)	3,066,652	10.4%
Stadium Capital Management, LLC(2)	2,901,285	9.9%
York Capital Management Global Advisors, LLC(3)	1,744,080	5.9%
Directors and Named Executive Officers:
Mervin Dunn(4)	507,694	1.7%
Chad M. Utrup(5)	280,312	*
Gerald L. Armstrong(6)	190,794	*
Kevin R.L. Frailey(7)	156,589	*
W. Gordon Boyd(8)	118,514	*
S.A. Johnson(9)	63,396	*
Scott C. Arves(10)	58,504	*
Richard A. Snell(11)	60,004	*
Robert C. Griffin(12)	47,002	*
David R. Bovee(13)	50,404	*
John W. Kessler(14)	37,504	*
Arnold B. Siemer(1)	3,066,652	10.4%
All directors and executive officers as a group (12 persons)	4,637,369	15.8%

*	Denotes less than one percent

(1)	Information reported is based on a Schedule 13G as filed with the Securities and Exchange Commission on January 31, 2013, on which Arnold B. Siemer reported sole voting and dispositive power over 3,066,652 shares of our common stock. The address for Mr. Siemer is 7795 Walton Parkway, Suite 175, New Albany, OH 43054. Mr. Siemer’s holdings include 7,904 shares of restricted stock that vest in three equal annual installments commencing on October 20, 2013.

(2)

Information reported is based on a Schedule 13G as filed with the Securities and Exchange Commission on February 14, 2013, on which Stadium Capital Management, LLC reported shared voting and dispositive power over 2,901,285 shares of our common stock, Alexander M. Seaver reported shared voting and dispositive power over 2,901,285 shares of our common stock, Bradley R. Kent reported shared and dispositive power over 2,901,285 shares of our common stock and Stadium Capital Partners,

L.P. reported shared and dispositive power over 2,687,057 shares of our common stock. The address for Stadium Capital Management, LLC, Stadium Capital Partners, L.P., Mr. Seaver and Mr. Kent is 199 Elm Street, New Canaan, CT 06840-5321.

(3)

Information reported is based on a Schedule 13G as filed with the Securities and Exchange Commission on February 14, 2013, on which York Capital Management Global Advisors, LLC reported sole voting and dispositive power over 1,744,080 shares of our common stock. According to the Schedule 13G, York Capital Management Global Advisors, LLC is an investment advisor acting on behalf of York Select, L.P. who owns 131,853 shares of our common stock, York Select Master Fund, L.P. who owns 115,431 shares of our common stock, York Global Value Master Fund, L.P. who owns 55,614 shares of our common stock, York Managed Holdings, LLC or York UCITS Holdings, LLC who owns 945,182 shares of our common stock. York Capital Management Global Advisors, LLC is the sole managing member of the general partner of each York Select, L.P., York Select Master Fund, L.P. and York Global Value Master Fund, L.P. and the sole managing member of York Managed Holdings, LLC and York UCITS Holdings, LLC and exercises investment discretion over such investment funds and the managed accounts and may be deemed to have beneficial ownership over the shares of common stock directly owned by such investment funds and the managed accounts. The address for York Capital Management Global Advisors, LLC is c/o York Capital Management, 767 Fifth Avenue, 17th Floor, New York, NY 10153.

(4)	Includes 170,000 shares issuable upon exercise of currently exercisable options. Includes 22,333 shares of restricted stock that vest on October 20, 2013; 44,466 shares of restricted stock that vest in two equal installments on October 20, 2013 and 2014; and 48,814 shares of restricted stock that vest in three equal annual installments commencing on October 20, 2013.

(5)	Includes 60,000 shares issuable upon exercise of currently exercisable options. Includes 11,666 shares of restricted stock that vest on October 20, 2013; 22,333 shares of restricted stock that vest in two equal installments on October 20, 2013 and 2014; and 24,517 shares of restricted stock that vest in three equal annual installments commencing on October 20, 2013.

(6)	Includes 66,793 shares issuable upon exercise of currently exercisable options. Includes 9,000 shares of restricted stock that vest on October 20, 2013; 19,266 shares of restricted stock that vest in two equal installments on October 20, 2013 and 2014; and 21,150 shares of restricted stock that vest in three equal annual installments commencing on October 20, 2013.

(7)	Includes 9,000 shares of restricted stock that vest on October 20, 2013; 19,266 shares of restricted stock that vest in two equal installments on October 20, 2013 and 2014; and 21,150 shares of restricted stock that vest in three equal annual installments commencing on October 20, 2013.

(8)	Includes 9,000 shares of restricted stock that vest on October 20, 2013; 19,266 shares of restricted stock that vest in two equal installments on October 20, 2013 and 2014; and 21,150 shares of restricted stock that vest in three equal annual installments commencing on October 20, 2013.

(9)	Includes 1,666 shares of restricted stock that vest on October 20, 2013; 3,600 shares of restricted stock that vest in two equal installments on October 20, 2013 and 2014; and 7,904 shares of restricted stock that vest in three equal annual installments commencing on October 20, 2013.

(10)	Includes 1,666 shares of restricted stock that vest on October 20, 2013; 3,600 shares of restricted stock that vest in two equal installments on October 20, 2013 and 2014; and 7,904 shares of restricted stock that vest in three equal annual installments commencing on October 20, 2013.

(11)	Includes 1,666 shares of restricted stock that vest on October 20, 2013; 3,600 shares of restricted stock that vest in two equal installments on October 20, 2013 and 2014; and 7,904 shares of restricted stock that vest in three equal annual installments commencing on October 20, 2013. Of these shares, 55,004 shares are held by the Snell Family Limited Partnership, of which Mr. Snell is a general partner, and 5,000 shares are held in a trust for the benefit of Mr. Snell’s children.

(12)	Includes 1,666 shares of restricted stock that vest on October 20, 2013; 3,600 shares of restricted stock that vest in two equal installments on October 20, 2013 and 2014; and 7,904 shares of restricted stock that vest in three equal annual installments commencing on October 20, 2013.

(13)	Includes 1,666 shares of restricted stock that vest on October 20, 2013; 3,600 shares of restricted stock that vest in two equal installments on October 20, 2013 and 2014; and 7,904 shares of restricted stock that vest in three equal annual installments commencing on October 20, 2013.

(14)	Includes 1,666 shares of restricted stock that vest on October 20, 2013; 3,600 shares of restricted stock that vest in two equal installments on October 20, 2013 and 2014; and 7,904 shares of restricted stock that vest in three equal annual installments commencing on October 20, 2013.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

This Executive Summary provides an overview of the 2012 compensation program for our named executive officers (the “NEOs”) and should be read in conjunction with the complete Compensation Discussion and Analysis (“CD&A”). For 2012, our NEOs included Messrs. Mervin Dunn, President and Chief Executive Officer; Chad M. Utrup, Chief Financial Officer; Gerald L. Armstrong, President, North & South American Markets; W. Gordon Boyd, President, Indian & Australian Markets; and Kevin R.L. Frailey, President and General Manager of Electrical Systems.

Our compensation programs are designed to balance short- and long-term organizational goals with the overall performance and contributions of the NEOs to insure that the interests and behaviors of our NEOs are closely aligned with those of our stockholders. Each NEO has a significant portion of total compensation which is at-risk in any given year and each NEO receives long-term cash and equity awards to encourage retention and align their interests with those of stockholders.

Throughout 2012, the Compensation Committee (as used in this section, the “Committee”) continued with its compensation philosophy that places greater emphasis on long- term and at-risk incentive compensation as follows:

•

The Committee approved base salary increases for 2012 for most NEOs, in part to offset the loss of vehicle allowances and reimbursement of country club membership dues as of January 1, 2012. Additionally, Mr. Frailey received a 5% base salary increase to bring his salary more in line with his responsibilities both internally and as compared to similarly situated executive officers in the compensation peer group established for the 2012 executive compensation study (the “Compensation Peer Group”).

•

The Committee adopted a 2012 bonus plan (the “2012 Bonus Plan”) with the same incentive target opportunities, expressed as a percent of salary, for the NEOs as the prior year plan, except for Mr. Boyd whose target increased from 40% to 50% to increase his variable at-risk compensation.

•	The Committee approved challenging Company-wide EBITDA goals and specific measurable individual performance objectives under the 2012 Bonus Plan for the NEOs based on their roles.

•	The Committee approved time-vesting restricted stock awards for the NEOs with a total value equivalent to one-half of the grant date value of the recipient’s 2011 restricted stock award.

•

The Committee approved long-term cash incentive payment opportunities for the NEOs that will become earned based upon total shareholder return (“Total Shareholder Return”) over the three-year performance period of October 1, 2012 through September 30, 2015 relative to the Total Shareholder Returns of a peer group of companies (the “Total Shareholder Return Peer Group”) mutually agreed upon by the Committee and our executive officers for the same period.

•	The Committee continued to maintain formal stock ownership guidelines for the NEOs to encourage a personal stake in our future.

At our 2012 Annual Meeting of Stockholders held on May 10, 2012, our stockholders overwhelmingly approved, on an advisory basis, the compensation of our NEOs. The Committee did not take any compensation actions in fiscal year 2012 specifically in response to the executive compensation advisory vote. At the 2013 Annual Meeting of Stockholders, we will again hold an advisory vote to approve executive compensation. The Committee will continue to consider the results from this year’s and future advisory votes on executive compensation.

In 2012, the key measure we use to determine our performance, Adjusted EBITDA, decreased to $58.2 million from $62.3 million in 2011. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, adjusted for intangible and long-lived asset impairment charges, restructuring costs and other (income) expense, including mark to market gains or losses and gains or losses on the early extinguishment of debt as determined appropriate by the Committee. Our executives were adversely affected by our Adjusted EBITDA results for 2012 because Adjusted EBITDA is the primary measure of performance under the 2012 Bonus Plan, and awards earned by our NEOs in 2012 were well below target and prior-year levels. Additionally, the value of the NEOs’ prior year equity awards was adversely affected by a decline in share price.

Compensation Philosophy, Objectives and Process

Compensation Philosophy and Objectives

Our executive compensation program is designed to align total compensation with our overall performance and the individual executive’s contributions to the business, while at the same time serving to attract and retain key executive officers who have a significant strategic impact on our success. Each NEO has a significant portion of total compensation which is at-risk in any given year and each NEO receives long-term cash and equity awards to encourage retention and align their interests with those of stockholders.

The specific objectives of our executive compensation program include:

•	Attracting and retaining qualified executives who will contribute to our long-term success;

•	Linking executive compensation to the achievement of our operational, financial and strategic objectives; and

•	Aligning executive compensation with each executive’s individual performance and level of responsibility.

The Committee has structured executive compensation based on these objectives, while also considering current economic and business conditions. Our executive compensation program generally includes annual and long-term incentive programs and provides for cash and equity-based awards, as well as salary and benefit programs that are competitive within our industry. In 2012, the Committee continued to employ a longer-term executive compensation strategy that places primary emphasis on at-risk variable incentives and equity grants, including a newly introduced long-term cash performance award, while reducing certain executive perquisites, although the value of Mr. Dunn’s perquisites increased in 2012 over the prior year as a result of health-related reimbursements and personal use of corporate aircraft. The Committee intends to continue to implement this compensation philosophy in future years.

We typically set performance targets under our annual cash incentive compensation program so that NEOs receive their targeted annual compensation if our pre-determined performance targets are achieved. When performance exceeds the pre-determined performance targets, then total executive compensation will be above this targeted compensation, and when performance is below the pre-determined performance targets, then total executive compensation will be below the targeted compensation. Historically, payments have demonstrated these outcomes, as overall performance and the compensation provided to our NEOs in 2011 and 2010 were above expectations, while overall performance and the compensation paid to our NEOs in 2012 were below target levels.

Compensation Process

Historically, the Committee has considered the following factors, listed in order of importance, as part of the process by which it makes executive compensation determinations:

•	Our actual versus targeted Adjusted EBITDA, which the Committee believes is a key factor that investors consider in assessing our value;

•	Achievement of certain financial metrics and operational outcomes which, in the judgment of the Committee, contributed to our overall success for the particular year in question;

•	Evaluations of the performance of each NEO; and

•

The competitiveness of executive compensation as compared to compensation surveys compiled by Pearl Meyer & Partners (“PM&P”). This analysis is performed on a periodic basis by PM&P, with the last analysis completed in August 2012, based on general manufacturing companies of comparable size. PM&P only provides executive and non-employee director compensation consulting services to the Company, as directed by the Committee, and reports directly to the Compensation Committee Chairman. The scope of PM&P’s work is limited to research and advisory services related to executive compensation, including review of this proxy statement.

Compensation Structure

Compensation Levels and Benchmarking

The Committee has engaged PM&P to assist with a periodic review and analysis of compensation data for comparable positions in similarly sized general manufacturing companies, as published in executive compensation surveys. The 2012 analysis prepared by PM&P incorporated data from five executive compensation surveys, which included the Mercer U.S. Executive Benchmark Database and the Watson Wyatt Top Management Compensation Survey. The examination and comparison of this data is an important component of the Committee’s review but does not serve as the sole basis for compensation decisions. The Committee compared executive officers’ compensation to the PM&P data from the above mentioned surveys. In addition, PM&P provided, and the Committee examined, executive compensation data for the Compensation Peer Group developed in 2012 for the purposes of this executive compensation study and a related board of directors’ compensation study. The Compensation Peer Group had average net revenues of $835 million, slightly below CVG’s twelve-month trailing average through March 31, 2012 of $887 million. Each Compensation Peer Group company was considered to be a business competitor and/or a competitor for executive talent. The Compensation Peer Group consisted of the following 19 companies (in order by size by column):

Titan International, Inc.	Stoneridge, Inc.
Modine Manufacturing Co.	Drew Industries, Inc.
Wabash National Corp.	ESCO Technologies, Inc.
EnPro Industries, Inc.	Alamo Group, Inc.
Accuride Corp.	Columbus McKinnon Corp.
Astec Industries, Inc.	Shiloh Industries, Inc.
Blount International, Inc.	Winnebago Industries, Inc.
Standard Motor Products, Inc.	Dorman Products, Inc.
Federal Signal Corp.	Cascade Corp.
Superior Industries International, Inc.

For 2012, the Committee targeted overall compensation for NEOs between the 50th and 75th percentiles of overall compensation paid to similarly situated executive officers in the Compensation Peer Group. The Committee believes this approach supports the attraction and retention of high caliber executives in a highly competitive industry.

Compensation Elements – Overview

The three principal compensation components for our NEOs are:

•	Salary

•	Annual Incentive Compensation

•	Long-term Incentive Compensation

In addition, all of our NEOs are party to Change-in-Control & Non-Competition Agreements that provide for payments upon certain termination of employment events. We have provided these agreements to encourage retention and continuity in the event of a Change-in-Control. We also have a limited program of executive perquisites, described below and in the accompanying tables and narrative disclosures, and retirement benefits discussed below. The Committee believes the use of targeted perquisites provides important attraction and retention elements in a competitive market for executive officers. However, the Committee continued to temper the existence and scope of executive perquisites by replacing certain programs with offsetting one-time base salary adjustments as evidenced by the elimination of country club dues and vehicle allowances effective January 1, 2012.

Compensation Mix

We use the principal components of compensation described above to provide at-risk compensation, retention value and an equity stake to align NEO and stockholder interests. Our policy for allocating between fixed and incentive compensation and between cash and equity-based awards is based on the following general principles:

•	We embrace a pay for performance philosophy that ties a substantial portion of executive pay to performance and puts such compensation at risk each year.

•	Each NEO has a significant proportion of total compensation in the form of long-term compensation.

•	We seek an appropriate mix of annual and long-term incentive opportunities.

Our NEOs’ compensation is weighted heavily towards incentive compensation programs that provide for compensation based on our annual and long-term performance. The Committee believes that this weighting motivates NEOs to undertake tasks and achieve results that support the creation of long-term stockholder value without encouraging excessive risk taking.

Pay for Performance

Pay for performance is one of the principal objectives of our compensation philosophy. On average, over 62% of the total compensation opportunity for our NEOs is variable or “at risk.” In 2012, of the total value of long-term incentive awards, 50% was in the form of restricted stock awards and 50% was in the form of a cash performance award.

The chart below shows base salaries, target annual incentive opportunities under the 2012 Bonus Plan (“AIP”) and target long-term incentive opportunities (“LTI”) as a percent of 2012 target total compensation opportunities for our Chief Executive Officer and the other NEOs. AIP and LTI opportunities reflect target award opportunities as shown in the Target column of the 2012 Grants of Plan-Based Awards Table.

Note: Annual incentives (AIP) reflect target award opportunities as shown in the Target column of the 2012 Grants of Plan-Based Awards Table. Long-term incentives (LTI) reflects the sum of target cash performance awards, as reported in the 2012 Grants of Plan-Based Awards Table, plus the grant date value of restricted stock grants made on November 28, 2012, at a price of $7.85 per share. Restricted stock values are shown in the Stock Awards column in the 2012 Summary Compensation Table and the 2012 Grants of Plan-Based Awards Table for each NEO.

The grant date value of equity-based awards to each NEO in 2012 was 50% lower than the value of restricted stock awards in 2011, reflecting the reduced emphasis on restricted stock and the introduction of long-term cash performance awards, with each representing half of the target award value. Long-term cash performance awards are linked to our three-year Total Shareholder Return ranking compared to a group of peer companies. Such awards will not be payable until 2015 and may range from 0% to 150% of target.

The relationship of base salary to incentive compensation varies depending upon each NEO’s position, prior experience and time in the industry. Mr. Boyd’s salary is set based on his employment agreement, which we assumed upon acquisition of his prior company, and is higher than salaries provided to our other NEOs other than the CEO. Accordingly, Mr. Boyd’s annual incentive opportunity is less than that of other NEOs to balance his total compensation.

Compensation Elements

Salary

We provide a salary to our NEOs to compensate them for their services during the year. Salaries are designed to be competitive with other comparable executive officer salaries in the published compensation survey data described above, and in the case of a new hire, to attract high quality executive talent. The Committee sets salaries based on the NEOs’ roles and responsibilities, experience, expertise and individual performance during their tenure. Salaries are reviewed annually by the Committee and adjustments are based on the factors noted above as well as input from the Chief Executive Officer and data from the compensation surveys discussed in detail above. However, there is no specific formula applied to the factors noted above and new salaries are set based on the Committee’s discretion and judgment.

Effective January 1, 2012, NEOs received salary increases ranging from 5% to 12%. As set forth below, these increases were primarily provided to offset the loss of perquisites relating to car allowances and country club dues that we discontinued in 2012. Mr. Frailey also received an adjustment to bring his salary more in line with his internal peers and competitive practice, based on the Committee’s judgment.

Name	2011 Annualized Base Salary	Perquisite Adjustment	Market Adjustment for 2012	2012 Annualized Base Salary
Mervin Dunn	$675,000	$33,479	$—	$708,479
Chad M. Utrup	$350,000	$22,341	$—	$372,341
Gerald L. Armstrong	$346,091	$19,890	$—	$365,981
W. Gordon Boyd(1)	$454,500	$—	$—	$454,500
Kevin R. L. Frailey	$285,000	$19,890	$14,250	$319,140

(1)	Amounts paid to Mr. Boyd in the first quarter of 2011 have been translated into U.S. dollars at a rate of $1.6018 = £1.00, the average change rate during the first quarter of 2011. All others amounts paid to Mr. Boyd for 2011 and 2012 were paid in U.S. dollars.

At its meeting on November 15, 2012, the Committee agreed to defer a review of base salary adjustments for the executives based on our decision to defer 2013 increases for all salaried personnel. Subsequently, at its meeting on March 4, 2013, the Committee agreed to maintain existing base salaries for the executives until at least the third quarter of 2013 when salaried increases will be considered for all salaried personnel.

With the exception of Mr. Boyd, the Committee believes the NEO salaries are consistent with the salaries paid to similarly situated executive officers of companies in the Compensation Peer Group and published survey data, in accordance with our compensation philosophy. Mr. Boyd’s salary is higher than the targeted market level, but his overall target compensation level is consistent with that of our other NEOs.

Annual Incentive Compensation

Annual incentive compensation is designed to reward NEOs for our annual financial performance. Annual target incentive payments are determined initially as a percentage of each NEOs’ salary for the fiscal year, and the payment of target incentive amounts depends on the achievement of pre-determined financial performance targets and individual performance goals. Individual performance goals have an impact on incentive payments based on input from the Chief Executive Officer and at the Committee’s discretion.

On March 5, 2012, the Committee adopted the Commercial Vehicle Group 2012 Bonus Plan (“2012 Plan”) and related Company and individual financial and performance targets for 2012 based on our business plan and strategic objectives. The target incentive bonus opportunity under the 2012 Plan for Mr. Dunn was set at 90% of his base salary, which is the same target as 2011. The target incentive bonus opportunity for Messrs. Utrup, Armstrong and Frailey was set at 75% of their base salary, which is the same target as 2011. The target incentive bonus opportunity for Mr. Boyd was set at 50% of his base salary, which represents an increase from 2011 of 10%, to increase the portion of his total compensation that is at risk.

The Committee decided to base the financial annual incentive targets on company-wide Adjusted EBITDA. Adjusted EBITDA is a non-GAAP financial measure calculated by adding interest, taxes, depreciation and amortization to net income, adjusted for intangible and long-lived asset impairment charges, restructuring costs and other (income) expense, including mark to market gains or losses or gains or losses on the early extinguishment of debt, and is adjusted by the Committee as described below. The Committee determined that Adjusted EBITDA was the appropriate financial measure because it is regarded in the financial community as an important indicator of the overall operating health of an organization and is believed by the Committee to be a key factor in the creation of stockholder value. Adjusted EBITDA performance objectives for 2012 were based on internal business plan objectives with threshold, target and maximum for 2012 set at $40.6 million, $81.2 million and $121.8 million, respectively.

The 2012 Plan included the following baseline formula:

BONUS = 2012 Salary x BF1 x BF2 x BF3

Where:

•	“2012 Salary” is each NEO’s salary at fiscal year-end 2012.

•

BF1 (“Bonus Factor 1” or “Target Factor”) is a percent of each executive’s 2012 base salary. Mr. Dunn’s Target Factor is 90%. Messrs. Utrup, Armstrong and Frailey’s Target Factor is 75% and Mr. Boyd’s Target Factor is 50%.

•

BF2 (“Bonus Factor 2” or “Company Factor”) is a fraction with a numerator equal to the actual financial performance for the plan year (in the case of 2012 this was EBITDA) divided by the target set for the year. The threshold level was set at 50% of target while the maximum level was set at 150% of target. Under the terms of the 2012 Plan, an EBITDA target of $81.2 million for 2012 was set, which would have resulted in a payout of 100% of target for the Company Factor. Award payouts levels, relative to target awards, can range from 0%, for below-threshold performance, to 150%, for performance results at or above the maximum level.

•

BF3 (“Bonus Factor 3” or “Individual Factor”) is scored independently of the Company Factor and can range from 0% to 150% for each executive. Objectives for each position are assigned and tie to the individual performance of each participant with respect to their specific responsibilities in support of the overall company goals, including but not limited to: (1) cash flow, (2) operating and cost reduction initiatives, (3) strategic initiatives, (4) product development, and (5) revenue growth. Such measures are important to our immediate and long-term objectives, require a significant effort on the individual’s part, and support the operating and financial targets for our 2012 business plan within each participant’s functional area.

The Committee reserves the right to review, modify and approve the final EBITDA calculation as it relates to the 2012 Plan for the sole purpose of ensuring that the incentive payments are calculated with the same intentions in which the targets have been set for the current year, including making adjustments in the calculation of EBITDA to eliminate the effects of restructuring and other (income) expense, including mark to market gains or losses, gains or losses on early extinguishment of debt or other extraordinary events not foreseen at the time the 2012 Plan was established. In addition, the Committee reserves the right to review, modify and approve, at its sole discretion, all Individual Factor percentages of executive management. The Committee retains the discretion to increase or decrease the 2012 Plan payouts based on significant differences in our actual versus planned performance or individual performance of each of the executive officers. The Committee also retains the discretion to award bonuses in excess of the maximum payout otherwise payable under the 2012 Plan if our performance significantly exceeds the maximum EBITDA target under the plan. The Committee did not exercise its discretion to adjust awards earned in 2012 beyond calculated levels.

We achieved Adjusted EBITDA of $58.2 million, above the threshold level of $40.6 million but less than the target of $81.2 million; and the NEOs achieved Individual Factor ratings ranging from 68% to 110% based on their personal goals.

At its meeting on February 19, 2013, the Committee approved a Company Factor of 72% for all participants under the Company Factor. The Committee also reviewed and approved the Individual Factor scores for the NEOs based on full year performance against specific goals and objectives.

On March 4, 2013, the Committee approved the CVG 2013 Bonus Plan with performance measures that are exclusively financial in nature and include revenues, operating profit margin, and return on average invested capital (“ROAIC”). An annual incentive opportunity was not established for Mr. Dunn under the 2013 Bonus Plan given Mr. Dunn’s announcement of his planned retirement. The target incentive bonus opportunity for Messrs. Utrup, Armstrong and Frailey was set at 75% of their base salary. The target incentive bonus opportunity for Mr. Boyd was set at 50% of his base salary. These target percentages do not reflect any change from 2012.

Long-Term Incentives

The Fourth Amended and Restated Equity Incentive Plan (the “Equity Incentive Plan”) is designed to focus and reward executive officers’ efforts related to the long-term growth and future success of the Company. The Equity Incentive Plan permits grants of various types of equity-based awards, including stock options, stock-settled stock appreciation rights, restricted stock, restricted stock units, performance shares and units, and other equity-based and cash awards, at the discretion of the Committee. The range of equity awards provides the Committee flexibility to grant an appropriate type of award under different circumstances, depending on our needs and the relative importance of compensation objectives as they may change over time.

Since 2005, we have granted equity-based awards in the form of time-based restricted stock, which vests ratably over three years. The use of restricted stock minimizes the level of dilution from the use of equity incentives.

The Committee continues to believe restricted stock is an appropriate form of equity compensation because it serves as a retention incentive for the current management team whose skills and experience are highly sought in the industry. The Committee also believes granting restricted stock aligns the executive officers’ interests with those of stockholders, as the executive officers will realize greater or lesser value based on stock price changes during the vesting period which will parallel those of stockholders over the same time period. On November 15, 2012, the Committee awarded restricted stock to the NEOs with a grant date value 50% lower than the grant date value of restricted stock awards made in 2011. The decrease in grant value was the result of the Committee’s decision to introduce a long-term incentive award payable in cash, with a target amount equal to 50% of the grant date value of restricted stock awards made in 2011. For 2012, the target long-term incentive award value for our NEOs was equally weighted between long-term cash performance awards, as described below, and time-based restricted stock.

The Committee approved long-term cash performance awards tied to our Total Shareholder Return over the three-year performance period from October 1, 2012 through September 30, 2015 relative to the Total Shareholder Return of the Total Shareholder Return Peer Group. The Total Shareholder Return Peer Group was developed by the Committee and our executive officers and initially included thirteen companies. Williams Controls, Inc., one of the original companies in the Total Shareholder Return Peer Group, was subsequently dropped from the Total Shareholder Return Peer Group following its acquisition in December 2012, leaving a Total Shareholder Return Peer Group consisting of twelve companies, consistent with the Committee’s authority to adjust the peer group and quartiles in a manner it deems fair and appropriate. The Total Shareholder Return Peer Group for the 2012 long-term cash performance awards consists of the following companies:

Meritor, Inc.	WABCO Holdings, Inc.
Titan International, Inc.	Modine Manufacturing Co.
EnPro Industries, Inc.	Accuride Corp.
Stoneridge, Inc.	Altra Holdings, Inc.
L.B. Foster Company	Cascade Corp.
Fuel Systems Solutions, Inc.	Core Molding Technologies, Inc.

The Total Shareholder Return Peer Group differs from the Compensation Peer Group developed for purposes of PM&P’s executive compensation study in August 2012 because the Total Shareholder Return Peer Group was developed for purposes of the cash performance awards based on extensive discussions between management, the Compensation Committee and PM&P regarding the most appropriate comparable companies for CVG. These companies in the Total Shareholder Peer Group were selected because they have a similar industry focus as us and are viewed as competitors for business and/or executive talent. The Committee expects to use the Total Shareholder Return Peer Group for future market pay analyses and performance comparisons, subject to potential future modifications if and when deemed appropriate. At the time the Total Shareholder Return Peer Group was approved by the Committee, our prior year revenues were slightly above the 50th percentile and our equity market capitalization was slightly below the 25th percentile of the Total Shareholder Return Peer Group companies.

Potential payouts under the cash performance award can range from 0% to 150% of target, based on our relative Total Shareholder Return performance over the three-year performance period relative to the Total Shareholder Return Peer Group, as follows:

Commercial Vehicle Group 3-Year Total Shareholder Return Rank (out of 13 companies)	Percent of Target Award Earned
Top Quartile (rank of 1, 2, or 3)	150%
Second Quartile (rank of 4 through 7)	100%
Third Quartile (rank of 8 through 10)	50%
Bottom Quartile (rank of 11 through 13)	0% (No Payout)

Total Shareholder Return means the percentage change in value (positive or negative) over the applicable measurement period as measured by dividing (A) the sum of (I) the cumulative value of dividends and other distributions paid on the common stock for the applicable measurement period, assuming the dividends are reinvested in such company’s common stock effective as of the distribution “ex-dividend” date based on the closing price for such company, and (II) the difference (positive or negative) between each such company’s starting stock price and ending stock price, by (B) the starting stock price.

The Committee believes the 2012 cash performance awards are consistent with our philosophy of placing greater emphasis on long-term and at-risk incentive compensation.

Conclusion

Total compensation for 2012 in the aggregate for the NEOs was approximately 99% of the median of total compensation of similarly situated executive officers in the Compensation Peer Group described under “Compensation Levels and Benchmarking” (using values from PM&P’s 2012 compensation study, as adjusted by PM&P for estimated inflation/market movement), slightly below our targeted overall compensation, but reflective of our Adjusted EBITDA results in 2012. This comparison includes the target value of long-term cash performance awards granted to our NEOs in 2012. Total compensation was lower in 2012 than in 2011, which the Committee believes is appropriate in light of our financial performance in 2012 and the decreased share price over that same period.

The overall compensation outcomes for 2012 are listed below:

•

The NEOs’ total compensation (the total of salary, annual incentive payments and the grant date value of long-term incentives awarded) decreased by approximately 21% from 2011 to 2012. As described above, this comparison includes the target value of long-term cash performance awards granted in 2012 which will only become payable, if earned, in late 2015 based on our three-year Total Shareholder Return ranking versus the Total Shareholder Reutrn Peer Group.

•

Annual cash compensation (the sum of salaries plus annual incentives earned during the fiscal year) decreased by approximately 31% in 2012 as a result of below-target incentive payments for 2012. Including restricted stock grants and the long-term cash performance awards, long-term target award opportunities for our NEOs were unchanged from 2011, although half of the 2012 award opportunity is performance-based and not payable until after the end of the three-year performance period.

Timing of Equity Grants

We did not grant any stock options or stock appreciation rights during 2012. We do not have a program in place at this time related to the timing and pricing of stock options in coordination with the release of material non-public information.

The Committee approved grants of restricted stock on November 28, 2012. For purposes of accounting, the restricted stock grants were valued at the closing share price that day of $7.85. Our Chief Executive Officer and the other NEOs did not play a role in the Committee’s decision on the timing of the 2012 restricted stock grants. Grants of restricted stock are issued generally at the same time each year with one-third of the shares in each grant vesting on each October 20th following the year of grant until such time as all shares of restricted stock in such grant have vested. Following Committee approval of the grants, our Human Resources and Finance Departments administered the grants made under the Equity Incentive Plan.

Adjustment or Recovery of Awards

We do not maintain any specific plans or policies that provide for the adjustment or recovery of awards if certain performance levels are restated. We will comply with any future regulatory requirements as mandated under the Dodd Frank Act as they become effective.

Consideration of Prior Amounts Realized

The Committee does not consider prior stock compensation gains in setting future compensation levels. The Committee believes this practice is consistent with our philosophy of providing future opportunities to executive officers in exchange for our future financial and stockholder return performance.

Post-Termination Payments

Change-in-Control Agreements

Each of the NEOs is party to a Change-in-Control & Non-Competition Agreement (a “Change-in-Control Agreement”), which specifies severance payments in the event of certain terminations of employment both before and following a Change-in-Control of the Company. We entered into amendments to the Change-in-Control Agreements with each of the NEOs, to comply with the requirements of Section 409A of the Internal Revenue Code. The Change-in-Control Agreements generally provide the following:

Mr. Dunn

•

Termination without “Cause” in absence of Change-in-Control: Continued payment of base salary in accordance with CVG’s payroll practices in effect at the time of the employment separation for 24 months following such termination.

•

Termination without “Cause” or for “Good Reason” within 13 months of a Change-in-Control: (1) An amount equal to two times the sum of the executive’s base salary, plus average three-year annual incentive (2) earned but unpaid incentive compensation, (3) immediate vesting of all stock options and restricted stock and (4) continued employee benefits (including medical benefits) for a 24-month period.

•	Non-compete and non-solicitation provisions that continue for 24 months following termination of employment.

•	Tax gross up payments, if any, made by us to the executive officer in connection with a Change-in-Control are subject to an excise tax.

Mr. Dunn’s Change-in-Control Agreement will be terminated and superseded by the Retirement Agreement on his retirement date as described below under “— Retirement Agreement with Mr. Dunn.”

Messrs. Armstrong, Boyd, Frailey and Utrup

•

Termination without “Cause” in absence of Change-in-Control: Continued payment of base salary in accordance with CVG’s payroll practices in effect at the time of the employment separation for 12 months following such termination.

•

Termination without “Cause” or for “Good Reason” within 13 months of a Change-in-Control: (1) A lump sum amount equal to one times the sum of the executive’s base salary, plus average three-year annual incentive, (2) earned but unpaid incentive compensation, (3) immediate vesting of all stock options and restricted stock and (4) continued employee benefits (including medical benefits) for a 12-month period.

•	Non-compete and non-solicitation provisions that continue for 12 months following termination of employment.

•	Tax gross up payments, if any, made by us to the executive officer in connection with a Change-in-Control are subject to an excise tax.

Payments under the Change-in-Control Agreements are subject to applicable delay periods for benefits that constitute nonqualified deferred compensation under Section 409A of the Internal Revenue Code.

As defined in the Change-in-Control Agreements,

“Cause” generally means (1) dishonesty in carrying out company business; (2) engaging in acts injurious to us; (3) willful failure to follow Board directives; (4) illegal conduct or gross misconduct; (5) breach of the Change-in-Control Agreement; (6) violation of code of business ethics; or (7) a felony or certain misdemeanors.

“Good Reason” means (1) a material change in duties and responsibilities; (2) reduction in base salary or failure to increase salary following a change-in-control; (3) relocation outside the Columbus, Ohio metropolitan area; (4) material reduction of incentive opportunities; (5) failure to provide substantially similar benefits following a Change-in-Control; (6) failure of successor to assume the Change-in-Control Agreement; (7) request that executive engage in illegal conduct; or (8) breach of the Change-in-Control Agreement.

“Change-in-Control” means (1) change in more than 50% of beneficial ownership of CVG; (2) change in more than a majority of voting shares following any transaction; (3) change in more than half of the Board over a two-year period; or (4) sale of substantially all of our assets.

The amounts that result from these various events are set forth below in the section entitled “Potential Payments upon Termination or Change-in-Control.” The Committee believes the use of these agreements provides an important retention incentive for the named executive officers primarily in the context of potential corporate transactions. The Committee also believes, based on their own experiences, that the provisions of the Change-in-Control Agreements are comparable to standard provisions of such agreements for executive officers in the competitive market.

Retirement Agreement with Mr. Dunn

In connection with Mr. Dunn’s retirement, we entered into a retirement agreement (the “Retirement Agreement”) with Mr. Dunn on April 3, 2013. Pursuant to the Retirement Agreement, Mr. Dunn’s employment will continue to be subject to his Change-in-Control Agreement until his successor is named and he retires from employment with the Company and resigns from the board of directors (the “Retirement Date”). On the Retirement Date, the Change-in-Control Agreement will be terminated and superseded by the Retirement Agreement, except that the confidentiality, inventions, non-compete and non-solicitation provisions in the Change-in-Control Agreement will survive with certain modifications as described below. On the Retirement Date, all of Mr. Dunn’s outstanding restricted shares that would have vested in the fourth quarter of 2013 (60,837 shares of restricted stock) will become fully vested, and his remaining 54,776 shares of unvested restricted stock will immediately expire.

Following the Retirement Date, subject to Mr. Dunn’s compliance with the Retirement Agreement, we will pay Mr. Dunn a total of $1,544,690.50 in accordance with the following schedule: (1) an amount equal his monthly base salary rate of $59,040, paid in accordance with our payroll practices at the Retirement Date, for a period of 24 months following the Retirement Date, and (2) an amount equal to $127,730.50 to be paid in a lump-sum within 30 days following the Retirement Date, subject, in each case, to acceleration pursuant to certain exceptions to Internal Revenue Code Section 409A. If any of these payments (x) would otherwise be scheduled to be made prior to March 15, 2014 and qualify as a “short-term deferral” under Treasury Regulation 1.409A-1(b)(4) or (y) would qualify for the separation pay exemption under Treasury Regulation 1.409A-1(b)(9) (not to exceed $510,000), then the portion of these payments that qualify for the exceptions described in clauses (x) and (y) will be accelerated and paid within 30 days following the Retirement Date, and any remaining amount not so accelerated will be paid on a pro rata basis commencing on the first scheduled payment date following March 15, 2014 and continuing through the 24 month period following the Retirement Date.

If Mr. Dunn so elects and continues to pay premiums associated with COBRA coverage, we will reimburse him on a monthly basis for the cost of his continued participation in our group health plan for a period of

18 months following the Retirement Date. We will pay the entire vested balance of Mr. Dunn’s deferred compensation account in accordance with the terms of our deferred compensation plan. Following the Retirement Date, we will reimburse Mr. Dunn for up to a maximum amount of $5,000 per month to cover the cost of a full service executive office suite, including administrative support, for 12 months following the Retirement Date.

In the Retirement Agreement, Mr. Dunn agreed to certain non-disparagement covenants, and agreed to cooperate with us in support of our business interests on any matter arising out of his employment and to facilitate an orderly transition of his job duties to a successor employee. The confidentiality, inventions, non-compete and non-solicitation provisions in the Change-in-Control Agreement relating to confidential information, inventions, noncompetition and nonsolicitation (and all associated provisions) will survive and continue to apply in accordance with their terms, except that (1) the non-compete provision was amended to define competing business as an entity engaged in the North American heavy duty truck seat market, the global medium and heavy duty construction seat market and the North American truck and construction wiper market, and (2) the non-solicitation provision was amended to make clear that the recruiting and hiring of our customers and suppliers is not restricted. In the Retirement Agreement, Mr. Dunn released and waived any and all claims against us and our representatives, including claims that arise out of his employment or relationship with us or any of our representatives and the cessation of his employment, which have arisen up to and including the date of the Retirement Agreement.

The Committee believes that the additional compensation to be provided to Mr. Dunn pursuant to his Retirement Agreement is appropriate in light of his many years of service and to compensate him for his continued assistance through the transition to a new chief executive officer.

Retirement Plans

We sponsor a number of tax-qualified employee savings and retirement plans, (collectively the “401(k) Plan”) that cover most employees who satisfy certain eligibility requirements relating to minimum age and length of service. Under the 401(k) Plan, eligible employees, including all of the NEOs, may currently elect to contribute between 1% and 6% of their annual compensation and receive a Company matching contribution of 50% of the employee contribution. The Company match is discretionary and the employee contributions and the Company match are subject to certain statutory limitations. The matches received by the NEOs in 2012 are set forth below in the “All Other Compensation” column of the “Summary Compensation Table.” The 401(k) Plan and the non-qualified Deferred Compensation Plan represent the only sources of retirement income provided by us for the NEOs other than Mr. Boyd who was a participant in two pension plans during 2012. These plans include the Commercial Vehicle Group, Inc. Pension Plan for Mayflower Vehicle Systems Salaried Employees (the “Mayflower Plan”), which was frozen as of March 31, 2006. The Mayflower Plan is a defined-benefit plan from which Mr. Boyd will be eligible for payments upon a qualifying retirement. Such payments will be made based on compensation and years of service.

In addition, Mr. Boyd enrolled in the KAB Seating 2003 Group Personal Pension Plan (the “KAB Seating Plan”) on April 1, 2006. The KAB Seating Plan is a defined-contribution plan in which Mr. Boyd became eligible for payouts on June 21, 2012, when he turned 65 upon his retirement.

Detailed present value amounts under each of the above named pension plans in which Mr. Boyd participates are set forth below in the “Pension Benefits Table,” with changes in year-end lump sum values carried forward to the “Summary Compensation Table.”

Deferred Compensation Plan

We implemented the Deferred Compensation Plan (the “Deferred Plan”) in 2006 for certain executive officers and employees primarily for the purpose of retention and recruitment. The Deferred Plan allows for pre-tax deferrals of compensation and provides for the assets to accumulate on a tax-deferred basis for the purpose of supplementing retirement income. Eligible participants may defer up to 80% of their base salary and/or up to 100% of their eligible bonus as well as amounts equal to any refund they receive from the tax-qualified 401(k) Plan due to discrimination testing. Election deferrals must be made annually and before the compensation is earned. Participants make elections on the length of the deferral period at the same time they make the deferral election. Participants make investment choices from a selection of investment options similar to the 401(k) Plan. We match deferrals at the rate of 50% on the first 6% of the participant’s total cash compensation. Our match vests based on years of service with 33% vesting after one year, 66% after two years and 100% after three years. Distributions may be made as a lump sum or annual installments over periods of up to 15 years as determined at the time of deferral by the participant. Additional distribution events are termination of employment, disability, death, unforeseeable emergency or a change-in-control.

Stock Ownership Guidelines and Hedging Policies

The Board adopted stock ownership guidelines, which require executive officers and directors to hold shares of common stock with a value equal to: (a) three times annual base salary for the Chief Executive Officer; (b) two times annual base salary for the Chief Financial Officer and all other executive officers; (c) one times annual base salary for other key management employees as designated by the Chief Executive Officer and (d) three times annual retainer for all members of the Board. These guidelines are being phased in over a three-year period, which commenced on March 7, 2011. As of March 2013, all of our NEOs and non-employee directors have met the stock ownership requirements, and all other participants are making progress towards meeting the guidelines within the designated time frame.

We maintain a policy that prohibits directors, executive officers and employees from engaging in any type of hedging transactions or from holding our securities in a margin account or pledging our securities as collateral for a loan. A director, executive officer or employee may seek prior approval from us to pledge securities as collateral for a loan (but not for margin accounts) if the director, executive officer or employee can clearly demonstrate the financial capacity to repay the loan without resorting to the pledged securities. This policy is posted on our website at www.cvgrp.com.

Impact of Tax and Accounting Considerations

In general, the Committee takes into account the various tax and accounting implications of the components of our compensation program.

Section 162(m) of the Internal Revenue Code generally prohibits any publicly held corporation from taking a federal income tax deduction for compensation paid in excess of $1 million in any taxable year to certain executive officers. Exceptions are made for qualified performance-based compensation, among other things.

The components of compensation, including salaries, annual incentives, exercised stock options and vested restricted stock are tax deductible to the extent that they are less than $1 million for each NEO in a given year. Compensation associated with exercising of the 2004 stock options issued is excluded from this limitation since these options were issued pursuant to a compensation plan that existed prior to CVG being publicly held. CVG did not receive a tax deduction for compensation amounts that totaled more than $1 million per officer in 2012.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the CD&A required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Compensation Committee recommended to the Board that the CD&A be included in the Company’s 2012 Annual Report on Form 10-K and this Proxy Statement.

Robert C. Griffin

S.A. Johnson (Chairman)

John W. Kessler

Arnold B. Siemer

The following table summarizes the compensation of the NEOs for the years ending December 31, 2012, 2011 and 2010. The NEOs are the Company’s chief executive officer, chief financial officer and three other most highly compensated officers in the table below:

2012 Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)	Total ($)
Mervin Dunn	2012	708,479	—	383,190	459,094	7,508	200,938	1,759,209
President and Chief	2011	675,000	—	766,383	1,139,063	—	164,139	2,744,585
Executive Officer	2010	649,002	376,561	1,052,570	608,439	3,848	88,558	2,778,978
Chad M. Utrup	2012	372,341	—	192,458	213,731	4,336	56,661	839,527
Chief Financial Officer	2011	350,000	—	384,915	492,188	—	72,753	1,299,856
	2010	329,909	128,807	549,850	206,193	441	57,947	1,273,147
Gerald L. Armstrong	2012	365,981	—	166,028	217,393	4,586	45,008	798,996
President, North & South	2011	346,091	—	332,061	486,690	—	50,243	1,215,085
American Markets	2010	346,091	83,693	424,170	216,307	1,475	44,432	1,116,168
W. Gordon Boyd(6)	2012	454,500	—	166,028	111,589	56,884	28,149	817,150
President, Indian & Australian	2011	454,500	—	332,061	340,875	58,673	12,978	1,199,087
Markets	2010	439,829	40,043	424,170	109,957	19,464	16,413	1,049,876
Kevin R.L. Frailey	2012	319,140	—	166,028	174,404	5,075	45,808	710,455
President and General Manager	2011	285,000	—	332,061	336,656	—	54,989	1,008,706
of Electrical Systems	2010	263,340	70,413	424,170	164,588	3,029	51,679	977,218

(1)	Amounts shown are not reduced to reflect the named executive officers’ elections, if any, to defer receipt of salary into the Commercial Vehicle Group, Inc. Deferred Compensation Plan.

(2)	Amounts shown for 2010 represent the discretionary component paid in 2011 above the maximum potential payout under the Commercial Vehicle Group 2010 Bonus Plan.

(3)	Amounts shown for 2012 represent the aggregate value of the restricted stock based on the closing price of $7.85 on the grant date. Amounts shown for 2011 represent the aggregate value of the restricted stock based on the closing price of $11.49 on the grant date. Amounts shown for 2010 represent the aggregate value of the restricted stock based on the closing price of $15.71 on the grant date.

(4)	Amounts shown for 2012 represent incentive payments made in 2013 under the Commercial Vehicle Group 2012 Bonus Plan. Amounts shown for 2011 represent incentive payments made in 2012 under the Commercial Vehicle Group 2011 Bonus Plan. Amounts shown for 2010 represent incentive payments made in 2011 under the Commercial Vehicle Group 2010 Bonus Plan.

(5)	Represents above-market earnings in the Deferred Compensation Plan for Messrs. Dunn, Utrup, Armstrong, Boyd and Frailey for 2012 and 2010. See the “2012 Deferred Compensation Table” below. Represents an estimate of the increase in actuarial present value of the accrued benefits payable to Mr. Boyd under two pension programs. See the “2012 Pension Benefits Table” below.

(6)	Amounts paid to Mr. Boyd for 2012 were paid in U.S. dollars. Amounts paid to Mr. Boyd in the first quarter of 2011 have been translated into U.S. dollars at a rate of $1.6018 = £1.00, the average exchange rate during the first quarter of 2011. All other amounts paid to Mr. Boyd for 2011 were paid in U.S. dollars. Amounts paid to Mr. Boyd for 2010 have been translated into U.S. dollars at a rate of $1.5463 = £1.00, the average exchange rate during the year ended December 31, 2010.

The following table provides information regarding the value of other compensation, benefits and perquisites provided to the NEOs in 2012:

2012 All Other Compensation Table

Name	Insurance Premiums ($)(1)	Company Contributions to Deferred Compensation and 401(k) Plans ($)(2)	Executive Plane Usage ($)(3)	Total ($)
Mervin Dunn	116,687	7,500	76,751	200,938
Chad M. Utrup	15,409	33,436	7,816	56,661
Gerald L. Armstrong	8,298	33,229	3,481	45,008
W. Gordon Boyd	7,538	20,611	—	28,149
Kevin R.L. Frailey	18,390	27,418	—	45,808

(1)	Insurance premiums include executive life insurance, health-related reimbursements and health-related fees paid by us. Amount for Mr. Dunn reflects $6,760 in life insurance premiums, $99,934 in health-related reimbursements and $9,993 in health-related fees. Amount for Mr. Utrup reflects $1,350 in life insurance premiums, $12,781 in health-related reimbursements and $1,278 in health-related fees. Amount for Mr. Armstrong reflects $1,170 in life insurance premiums, $6,480 in health-related reimbursements and $648 in health-related fees. Amount for Mr. Boyd reflects $6,853 in health-related reimbursements and $685 in health-related fees. Amount for Mr. Frailey reflects $1,581 in life insurance premiums, $15,281 in health-related reimbursements and $1,528 in health-related fees. Beginning in 2011, the Compensation Committee eliminated all associated tax gross-ups relating to insurance premiums.

(2)	Represents our contribution equal to 50% on the first 6% of the participant’s contribution relating to our Deferred Compensation Plan and 401(k) Plans.

(3)	We calculate the estimated incremental cost to us for personal use of our plane based on the amount reported as income to the executive for income tax reporting purposes. The estimated cost of personal aircraft usage by the named executive officers is determined in accordance with federal tax regulations. The incremental cost to us is determined by compiling the total cost of operating the aircraft. In addition to fixed costs, the total cost of operating the aircraft includes variable expenses such as fuel, equipment repair, supplies, pilot lodging, meals and transportation, airport services and aircraft catering. Beginning in 2010, the Compensation Committee eliminated all associated tax gross-ups for personal plane usage.

The following table provides information regarding estimated possible payouts under the Commercial Vehicle Group 2012 Bonus Plan and the cash performance awards and restricted stock awards granted under the Fourth Amended and Restated Equity Incentive Plan in 2012:

2012 Grants of Plan-Based Awards Table

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)
Mervin Dunn	N/A(1)		159,408	637,631	1,434,670	—	—
	11/28/2012	(2)	191,596	383,192	574,788	—	—
	11/28/2012	(3)	—	—	—	48,814	383,190
Chad M. Utrup	N/A(1)		69,814	279,256	628,325	—	—
	11/28/2012	(2)	96,229	192,458	288,687	—	—
	11/28/2012	(3)	—	—	—	24,517	192,458
Gerald L. Armstrong	N/A(1)		68,621	274,486	617,593	—	—
	11/28/2012	(2)	83,016	166,031	249,047	—	—
	11/28/2012	(3)	—	—	—	21,150	166,028
W. Gordon Boyd	N/A(1)		56,813	227,250	511,313	—	—
	11/28/2012	(2)	83,016	166,031	249,047	—	—
	11/28/2012	(3)	—	—	—	21,150	166,028
Kevin R.L. Frailey	N/A(1)		59,839	239,355	538,549	—	—
	11/28/2012	(2)	83,016	166,031	249,047	—	—
	11/28/2012	(3)	—	—	—	21,150	166,028

(1)	Please see “Compensation Discussion and Analysis — Annual Incentive Compensation” for a description of the Commercial Vehicle Group 2012 Bonus Plan. These amounts represent potential payouts under the 2012 Bonus Plan. Actual awards can be found in the “Summary Compensation Table” under the column titled “Non-Equity Incentive Plan Compensation.”

(2)	Please see “Compensation Discussion and Analysis — Long-Term Incentives” for a description of the cash performance awards. These amounts represent potential payouts under the cash performance awards granted on November 28, 2012 under the Equity Plan. These awards will be earned and payable following the end of the three-year performance period ending on September 30, 2015.

(3)	Represents the restricted stock awarded on November 28, 2012 under the Equity Plan. The shares vest ratably each October 20 over three years, beginning October 20, 2013.

(4)	Represents the aggregate value of the restricted stock based on the closing price of $7.85 on the grant date of November 28, 2012.

The following table shows the number of shares covered by exercisable and unexercisable stock options and unvested restricted stock held by the NEOs on December 31, 2012:

2012 Outstanding Equity Awards at Fiscal Year-End Table

		Option Awards
	Note	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Name		Exercisable	Unexercisable
Mervin Dunn	(1)	170,000	—	—	15.84	10/20/2014
Chad M. Utrup	(1)	60,000	—	—	15.84	10/20/2014
Gerald L. Armstrong	(2)	6,793	—	—	5.54	4/30/2014
	(1)	60,000	—	—	15.84	10/20/2014
W. Gordon Boyd		—	—	—	—	—
Kevin R.L. Frailey		—	—	—	—	—

		Stock Awards
Name	Note	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mervin Dunn	(4)	22,333	183,354	—	—
	(5)	44,466	365,066	—	—
	(6)	48,814	400,763	—	—
Chad M. Utrup	(4)	11,666	95,778	—	—
	(5)	22,333	183,354	—	—
	(6)	24,517	201,285	—	—
Gerald L. Armstrong	(4)	9,000	73,890	—	—
	(5)	19,266	158,174	—	—
	(6)	21,150	173,642	—	—
W. Gordon Boyd	(4)	9,000	73,890	—	—
	(5)	19,266	158,174	—	—
	(6)	21,150	173,642	—	—
Kevin R.L. Frailey	(4)	9,000	73,890	—	—
	(5)	19,266	158,174	—	—
	(6)	21,150	173,642	—	—

(1)	Stock options granted in October 2004 pursuant to the Equity Plan.

(2)	Stock options granted in May 2004 pursuant to the Management Stock Option Plan.

(3)	Calculated using the closing stock price of $8.21 on December 31, 2012.

(4)	Restricted stock granted in October 2010 which vests on October 20, 2013.

(5)	Restricted stock granted in November 2011, which vests in two equal installments on October 20, 2013 and 2014.

(6)	Restricted stock granted in November 2012, which vests in three equal installments on October 20, 2013, 2014 and 2015.

The following table shows the number of shares of common stock acquired by the NEOs upon the exercise of options and the vesting of restricted stock during 2012:

2012 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Mervin Dunn	—	—	77,900	574,123
Chad M. Utrup	—	—	40,167	296,031
Gerald L. Armstrong	—	—	32,300	238,051
W. Gordon Boyd	—	—	32,300	238,051
Kevin R.L. Frailey	—	—	32,300	238,051

(1)	Calculated using the closing stock price of $7.37 on October 19, 2012.

The table below quantifies the benefits expected to be paid to Mr. Boyd from the Commercial Vehicle Group, Inc. Pension Plan for Mayflower Vehicle Systems Salaried Employees (the “Mayflower Plan”) and the KAB Seating 2003 Group Personal Pension Plan (“KAB Seating Plan”). No other NEO receives a pension benefit.

2012 Pension Benefits Table

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
W. Gordon Boyd	Mayflower Plan	1.70	80,922	—
	KAB Seating 2003 Group Personal Pension Plan(1)	N/A	228,386	—

(1)	Amounts for this plan were calculated using an exchange rate of $1.5850 to £1.00, the average exchange rate during the year ended December 31, 2012.

The Mayflower Plan was frozen on March 31, 2006 for new participants and future benefit accruals. Mr. Boyd had met the conditions of eligibility of one year of service and attaining age 21. The vesting requirement is five years of service. Mr. Boyd became 100% vested in the benefit when the Mayflower Plan was frozen on March 31, 2006 even though he did not yet meet the vesting requirement, per federal regulations.

Mr. Boyd’s monthly retirement benefit is based on his frozen accrued benefit. The retirement benefit formula is equal to the sum of:

1.	1.25% of the participant’s average monthly compensation up to $833.33, multiplied by the participant’s total number of periods of service; plus

2.	1.75% of such average monthly compensation in excess of $833.33;

3.	Multiplied by the participant’s total number of periods of service, computed to the nearest cent.

Periods of service are calculated to the nearest 1/10th of a year and shall not exceed 30 years. Normal retirement date is the first of the month after the participant turns age 65. A participant may elect an early retirement but the benefit will be actuarially reduced. The retirement benefit calculated above is converted to a current present value for the purposes of the Pension Benefit Table.

We make annual contributions to the Mayflower Plan to fund the cost as required by federal regulations. We are required to make certain actuarial assumptions to calculate the obligations and expenses of the Mayflower Plan, including assumptions on the discount rate and expected long-term rate of return on plan assets. The assumptions are summarized in Note 15 in the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012. The assumptions are determined based on current market conditions, historical information and consultation with and input from our actuaries.

Mr. Boyd joined the KAB Seating Plan on April 1, 2006. Mr. Boyd contributes 4% of his monthly salary into this plan and this amount is matched, up to 4% by us. There are no vesting requirements in this plan. Normal retirement age for this plan is at age 65.

The table below shows the executive contributions, Company matching contributions, earnings and account balances for the NEOs in the Commercial Vehicle Group, Inc. Deferred Compensation Plan (the “Deferred Plan”), an unfunded, unsecured deferred compensation plan. Under the plan, the Company matches 50% of the first six percent of both salary and earned bonus. Please refer to “Retirement Payments” in the “Compensation Discussion and Analysis” for a detailed description of the Deferred Plan.

2012 Deferred Compensation Table

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Mervin Dunn(1)	—	—	73,539	—	635,192
Chad M. Utrup(2)	98,438	25,936	27,154	—	295,540
Gerald L. Armstrong(3)	70,762	25,729	28,295	—	272,995
W. Gordon Boyd(4)	26,221	13,111	1,416	—	40,748
Kevin R.L. Frailey(5)	47,476	19,918	42,834	—	400,924

(1)

Mr. Dunn elected not to participate in this plan in 2012. Of the aggregate balance at last fiscal year-end, $49,800 was reported as compensation in the Summary Compensation Table for 2011 and $197,000 was reported as compensation in the Summary Compensation Table for 2010.

(2)

Mr. Utrup elected to defer $98,438 of his bonus earned in 2011 and paid in 2012. This amount was reported as compensation in the Summary Compensation Table for 2011. Registrant contributions of $25,936 were reported as other compensation in the Summary Compensation Table for 2012. Of the aggregate balance at last fiscal year-end, $67,000 was reported as compensation in the Summary Compensation Table for 2011.

(3)

Mr. Armstrong elected to defer 10% of his eligible compensation for 2012 under the Deferred Plan. Of this amount, $70,762 was reported as compensation in the Summary Compensation Table for 2012. Registrant contributions of $25,729 were reported as other compensation in the Summary Compensation Table for 2012. Of the aggregate balance at last fiscal year-end, $29,945 was reported as compensation in the Summary Compensation Table for 2011.

(4)

Mr. Boyd elected to defer 6% of his eligible compensation for 2012 under the Deferred Plan. Of this amount, $26,221 was reported as compensation in the Summary Compensation Table for 2012. Registrant contributions of $13,111 were reported as other compensation in the Summary Compensation Table for 2012.

(5)

Mr. Frailey elected to defer $20,199 of his bonus earned in 2011 and paid in 2012 and 6% of his other eligible compensation for 2012. Of this amount, $27,277 was reported as compensation in the Summary Compensation Table for 2012 and $20,199 was reported as compensation in the Summary Compensation Table for 2011. Registrant contributions of $19,918 was reported as other compensation in the Summary Compensation Table for 2012. Of the aggregate balance at last fiscal year-end, $26,279 was reported as compensation in the Summary Compensation Table for 2011 and $15,184 was reported as compensation in the Summary Compensation Table for 2010.

The table below shows the compensation payable to each NEO upon the occurrence of the following events: voluntary termination or involuntary for cause termination; early/normal retirement or death or disability; involuntary not for cause termination; and change-in-control and termination within thirteen months. The amounts shown assume that each event was effective as of December 31, 2012, and are estimates of the amounts which would be paid out to the NEOs upon their termination. The actual amounts to be paid to each NEO can only be determined at the time of such person’s separation.

Potential Payments Upon Termination or Change-in-Control Table

Executive	Voluntary Termination or Involuntary for Cause Termination	Early/Normal Retirement or Death or Disability	Involuntary not for Cause Termination	Change-in-Control	Change-in-Control and Termination Within Thirteen Months
Mervin Dunn
Severance Payments(1)(2)	$—	$—	$1,416,958	$—	$637,631
Salary Termination Benefit(3)	—	—	—	—	3,139,062
Executive Incentives(4)	—	—	—	—	233,374
Restricted Stock(5)	—	949,183	—	—	949,183
Cash Performance Award(6)	—	—	—	191,596	191,596
Benefit Continuation(7)	—	—	—	—	35,982
Legal Counsel Representation(8)	—	—	—	—	50,000

Totals(9)	$—	$949,183	$1,416,958	$191,596	$5,236,829
Chad M. Utrup
Severance Payments(1)(2)	$—	$—	$372,341	$—	$279,256
Salary Termination Benefit(3)	—	—	—	—	719,314
Executive Incentives(4)	—	—	—	—	15,409
Restricted Stock(5)	—	480,416	—	—	480,416
Cash Performance Award(6)	—	—	—	96,229	96,229
Benefit Continuation(7)	—	—	—	—	17,908
Legal Counsel Representation(8)	—	—	—	—	50,000

Totals(9)	$—	$480,416	$372,341	$96,229	$1,658,532
Gerald L. Armstrong
Severance Payments(1)(2)	$—	$—	$365,981	$—	$274,486
Salary Termination Benefit(3)	—	—	—	—	700,675
Executive Incentives(4)	—	—	—	—	8,298
Restricted Stock(5)	—	405,705	—	—	405,705
Cash Performance Award(6)	—	—	—	83,016	83,016
Benefit Continuation(7)	—	—	—	—	17,780
Legal Counsel Representation(8)	—	—	—	—	50,000

Totals(9)	$—	$405,705	$365,981	$83,016	$1,539,960
W. Gordon Boyd
Severance Payments(1)(2)	$—	$—	$454,500	$—	$227,250
Salary Termination Benefit(3)	—	—	—	—	655,321
Executive Incentives(4)	—	—	—	—	7,538
Restricted Stock(5)	—	405,705	—	—	405,705
Cash Performance Award(6)	—	—	—	83,016	83,016
Benefit Continuation(7)	—	—	—	—	12,177
Legal Counsel Representation(8)	—	—	—	—	50,000

Totals(9)	$—	$405,705	$454,500	$83,016	$1,441,007
Kevin R.L. Frailey
Severance Payments(1)(2)	$—	$—	$319,140	$—	$239,355
Salary Termination Benefit(3)	—	—	—	—	567,827
Executive Incentives(4)	—	—	—	—	18,390
Restricted Stock(5)	—	405,705	—	—	405,705
Cash Performance Award(6)	—	—	—	83,016	83,016
Benefit Continuation(7)	—	—	—	—	17,991
Legal Counsel Representation(8)	—	—	—	—	50,000

Totals(9)	$—	$405,705	$319,140	$83,016	$1,382,284

(1)	In the case of Mr. Dunn, represents base salary for an additional 24 months if Mr. Dunn’s employment is terminated without “Cause.” In the case of Messrs. Utrup, Armstrong, Boyd and Frailey, represents base salary for an additional 12 months if their employment is terminated without “Cause.”

(2)	In the event of a Change-in-Control and termination within thirteen months, the named executive officers are entitled to the earned but unpaid portion of incentive compensation under the 2012 Bonus Plan. The unpaid earned compensation is payable within 15 days after termination of employment, but if the named executive officer is deemed to be a “specified employee” (within the meaning of Section 409A of the Internal Revenue Code) on the date of termination of his employment, any severance payments that are considered deferred compensation subject to the requirements of Section 409A will be made on the earlier of (A) six months from the date of the named executive officer’s separation from service, and (B) the date of his death (the “delay period”). Upon the expiration of the delay period, all payments that would have been paid in the absence of such delay shall be paid to the named executive officer in a lump sum, and any remaining payments and benefits shall be paid or provided in accordance with his Change-in-Control Agreement.

(3)

In the event of a Change-in-Control and termination within thirteen months, the salary termination benefit for Mr. Dunn is equal to two times the amount of his current annual compensation, which is defined as the total of the base salary in effect at the time of termination, plus the average annual performance incentive award actually received by the executive over the last three fiscal years. For Messrs. Utrup, Armstrong, Boyd and Frailey, the salary termination benefit is equal to the amount of their current annual compensation, which is defined as the total of the base salary in effect at the time of termination, plus the average annual performance incentive award actually received by the executive over the last three fiscal years. The current annual compensation does not include the value of any stock options granted or exercised, restricted stock awards granted or vested, or contributions to 401(k) or other qualified plans. One-half of the salary termination benefit is payable as a lump sum payment within 30 days of termination and one-half of the salary termination benefit is payable as severance pay in equal monthly payments commencing 30 days after termination of employment and ending on the date that is the earlier of two and one-half months after the end of the fiscal year in which termination occurred or death, but if the named executive officer is deemed to be a “specified employee” (within the meaning of Section 409A of the Internal Revenue Code) on the date of termination of his employment, any severance payments that are considered deferred compensation subject to the requirements of Section 409A will be made on the earlier of (A) six months from the date of the named executive officer’s separation from service, and (B) the date of his death (the “delay period”). Upon the expiration of the delay period, all payments that would have been paid in the absence of such delay shall be paid to the named executive officer in a lump sum, and any remaining payments and benefits shall be paid or provided in accordance with his Change-in-Control Agreement.

(4)	Executive incentives for Mr. Dunn are equal to two times the amount of medical, financial and insurance coverage credited to him for 2012. Executive incentives for Messrs. Utrup, Armstrong, Boyd and Frailey are equal to the amount of medical, financial and insurance coverage credited to them for 2012.

(5)	The payments relating to restricted stock represent the value of unvested restricted stock as of December 31, 2012, calculated by multiplying the number of unvested shares of restricted stock as of December 31, 2012 by the closing market price of our common stock on December 31, 2012.

(6)	In the event of a Change in Control, the cash performance award will be earned and paid based on the Total Shareholder Return calculated through the end of the most recently completed fiscal quarter prior to the Change in Control, subject to any terms and conditions set forth in the Plan and/or imposed by the Committee. The amounts presented represent the amount that would be earned and paid based on our Total Shareholder Return relative to the Total Shareholder Return of companies in the Total Shareholder Return Peer Group, calculated through December 31, 2012.

(7)	Represents any health, dental and vision insurance coverage provided at the time of termination of employment for a period of 24 months for Mr. Dunn and 12 months for Messrs. Utrup, Armstrong, Boyd and Frailey. The value is based upon the type of insurance coverage we carried for each named executive officer as of December 31, 2012 and is valued at the premiums in effect on January 1, 2013.

(8)	Represents maximum amount reimbursable for legal expenses in connection with enforcement of the Change-in-Control Agreement in the event of a dispute following a Change-in-Control.

(9)

In addition to these benefits, Messrs. Dunn, Utrup, Armstrong, Boyd and Frailey would be entitled to the vested portion of their account balance under the Deferred Plan in the event of his termination of employment, death, disability or a Change-in-Control. See “2012 Deferred Compensation Table.”

The Company is obligated to pay the following pursuant to the NEOs’ Change-in-Control Agreements:

Terminations due to death, disability, for “Cause” or voluntary termination — the NEO will receive the earned but unpaid portion of the base salary through the termination date.

For terminations by the Company without “Cause” prior to a Change-in-Control — the NEO will receive the earned but unpaid portion of base salary through the termination date plus base salary in accordance with CVG’s payroll practices in effect at the time of employment separation for an additional 24 months for Mr. Dunn and 12 months for Messrs. Utrup, Armstrong, Boyd or Frailey.

For without “Cause” or “Good Reason” terminations occurring at or within 13 months of a Change-in-Control — The NEO will receive the earned but unpaid portion of the base salary, credit for accrued but untaken vacation and the amount of any earned but unpaid bonus, incentive compensation or other fringe benefit through the date of termination. Mr. Dunn receives two times the amount of his current annual compensation, which is defined as the total of the base salary in effect at the time of termination, plus the average annual performance incentive actually received by the executive over the last three fiscal years. Mr. Dunn also receives the continuation of certain benefits as described in the table for a period of 24 months. The salary termination benefit for Messrs. Utrup, Armstrong, Boyd and Frailey is equal to one times the amount of their current annual compensation and certain benefits continuation for a period of 12 months. In addition, upon a termination without “Cause” or for “Good Reason” within 12 months of a Change in Control, any restrictions on the NEO’s restricted stock awards will lapse and the restricted stock awards will be deemed fully vested.

Change-in-Control — Under the 2012 cash performance awards, in the event of a Change in Control prior to the expiration of the three year performance period, the cash performance award will be earned and paid based on the Total Shareholder Return calculated through the end of the most recently completed fiscal quarter prior to the Change in Control, subject to any terms and conditions set forth in the Equity Plan and/or imposed by the Committee.

Non-competition and non-solicitation provisions — pursuant to his Change-in-Control Agreement, Mr. Dunn has agreed not to compete with us, or solicit any of our employees, during the period in which he is employed by us and for a 24 month period thereafter. Pursuant to their Change-in-Control Agreements, each of Mr. Utrup, Armstrong, Boyd and Frailey has agreed not to compete with us, or solicit any of our employees, during the period in which he is employed by us and for a 12 month period thereafter.

On April 3, 2013, we entered into a Retirement Agreement with Mr. Dunn. Mr. Dunn’s Change-in-Control Agreement will be terminated and superseded by the Retirement Agreement on his Retirement Date. See “Compensation Discussion and Analysis—Post-Termination Payments—Retirement Agreement with Mr. Dunn.” Until his Retirement Date, Mr. Dunn’s employment will continue to be subject to his Change-in-Control Agreement.

Terms of Employment for Executive Officers

Each of our NEOs is generally entitled to participate in the following Company benefit programs: participation in management performance bonus plan; vacation in accordance with Company policy, except that Messrs. Dunn, Utrup, Armstrong and Frailey were originally entitled to vacation in excess of Company policy in effect at the time of hire; ten paid holidays per year; hospital/surgical/medical insurance; dental and vision insurance; participation in Company’s Executive Benefit Program; group life insurance and short-term disability and long-term disability coverage; participation in Company 401(k) Savings Plan; participation in Deferred Compensation Plan since adoption; relocation package in connection with the start of employment; and severance in accordance with the Company’s Change-in-Control and Non-Competition Agreement. Mr. Boyd is also entitled to medical coverage in the United Kingdom under the KAB Seating policy, participation in the KAB Seating pension plan, life insurance policy and tax filing assistance.

Indemnification Agreements

In addition to the indemnification provided for in our certificate of incorporation, we have entered into separate indemnification agreements with each of our directors and NEOs. These indemnification agreements require us, among other things, to indemnify our directors and NEOs for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts, incurred by a director or NEO in connection with the investigation, defense, settlement or appeal of any proceeding to which he was or is a party, or is threatened to be made a party or is involved, by reason of the fact that he is or was a director or NEO. We believe that these provisions and agreements are necessary to attract and retain qualified individuals to serve as directors and NEOs.

Director Compensation

We pay our non-employee directors an annual retainer of $55,000 and an additional annual retainer to our Chairman of $55,000. We pay annual chair fees of $10,000 to the Audit Committee Chair, $8,000 to the Compensation Committee Chair and $6,000 to the Nominating & Corporate Governance Committee Chair. Effective January 1, 2013, the Compensation Committee increased the annual retainer paid to our non-employee directors to $60,000 and an additional annual retainer to our Chairman of $60,000. The Compensation Committee also increased the annual chair fees paid to the Audit Committee Chair to $15,000, the Compensation Committee Chair to $10,000 and the Nominating & Corporate Governance Committee Chair to $7,500. We also compensate our non-employee directors through grants of restricted stock and in November 2012, we granted 7,904 shares of restricted stock to each of Messrs. Arves, Bovee, Griffin, Johnson, Kessler, Siemer and Snell. Beginning in 2013, the target grant date value of annual restricted stock grants to non-employee directors was increased from $62,000 to $65,000. All restricted stock grants vest in three equal installments beginning on October 20 of the year following their grant date and continuing for the subsequent two years. We also reimburse all directors for reasonable expenses incurred in attending Board and committee meetings.

The table below describes the compensation paid to non-employee directors in 2012. Mr. Dunn, a director and our President and Chief Executive Officer, receives no compensation for serving on our Board.

2012 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Richard A. Snell	110,000	62,046	—	—	—	—	172,046
Scott C. Arves	61,000	62,046	—	—	—	—	123,046
David R. Bovee	55,000	62,046	—	—	—	—	117,046
Robert C. Griffin	65,000	62,046	—	—	—	—	127,046
S.A. Johnson	63,000	62,046	—	—	—	—	125,046
John W. Kessler	55,000	62,046	—	—	—	—	117,046
Arnold B. Siemer	55,000	62,046	—	—	—	—	117,046

(1)	Represents the aggregate value of the restricted stock based on the closing price of $7.85 on the grant date.

(2)	The aggregate number of shares of unvested restricted stock held by each of our non-employee directors as of December 31, 2012 was 13,170, with the exception of Mr. Siemer who had 7,904 shares of unvested restricted stock.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the Board or Compensation Committee of any entity that has one or more executive officers serving on our Compensation Committee. No interlocking relationship exists between our Board or the Compensation Committee of any other company.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Options to purchase shares of our common stock have been granted to certain of our executives and key employees under our Fourth Amended and Restated Equity Incentive Plan and our 2004 Management Stock Option Plan. The following table summarizes the number of stock options granted, net of forfeitures and exercises, the weighted-average exercise price of such stock options and the number of securities remaining to be issued under all outstanding equity compensation plans as of December 31, 2012:

	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted- average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders:
Fourth Amended and Restated Equity Incentive Plan	469,351	(1)	$15.84	798,156
Management Stock Option Plan	6,793		$5.54	—
Equity compensation plans not approved by stockholders	—		—	—

Total	476,144		$15.69	798,156

(1)	Includes stock options granted under our Fourth Amended and Restated Equity Incentive Plan. Does not include 3,503,301 shares of restricted stock granted under our Fourth Amended and Restated Equity Incentive Plan, of which 908,101 shares had not vested as of December 31, 2012.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our management monitors related party transactions for potential conflicts of interest situations on an ongoing basis. Although we have not historically had formal policies and procedures regarding the review and approval of related party transactions, these transactions are generally reviewed and approved by the Board. Under the NASDAQ marketplace rules, we are required to conduct an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis, and all such transactions must be approved by our Audit Committee or another independent body of the Board. In accordance with the charter of the Audit Committee, the Audit Committee must review and approve all related party transactions. Our Code of Ethics provides that no director or executive officer may represent the interests of any party other than us (including personal interests) in any material transaction in which we and another party are involved.

Registration Agreement

Certain of our existing stockholders, including one of our directors, are party to a registration agreement. This agreement confers upon the parties thereto, who hold the majority of such stockholders’ shares of our common stock, the right to request up to five registrations of all or any part of their common stock on Form S-1 or any similar long-form registration statement or, if available, an unlimited number of registrations on Form S-2 or S-3 or any similar short-form registration statement, each at our expense.

In the event that the holders of these securities make such a demand registration request, all other parties to the registration agreement will be entitled to participate in such registration, subject to certain limitations. The registration agreement also grants to the parties thereto piggyback registration rights with respect to all other registrations by us and provides that we will pay all expenses related to such piggyback registrations.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than ten percent of our common stock to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission (“SEC”). Officers, directors and greater than ten percent beneficial owners also are required by rules promulgated by the SEC to furnish us with copies of all Section 16(a) forms they file.

Based on a review of such reports, we believe that during our last fiscal year, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with.

AUDIT COMMITTEE REPORT

This Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not be deemed filed under the Acts.

The Audit Committee is composed of three directors appointed by the Board, all of whom are independent under applicable NASDAQ marketplace rules. The Audit Committee operates under a written charter adopted by the Board in August 2004 and amended in 2011, a copy of which is posted on our website at www.cvgrp.com. The Audit Committee recommends to the Board the selection of the Company’s independent registered public accounting firm.

Management is responsible for the Company’s internal accounting and financial controls, the financial reporting process, and compliance with the Company’s legal and ethics programs. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and for issuance of a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes and report its findings to the full Board.

In this context, the Audit Committee has met and held discussions separately and jointly with each of management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In connection with new standards for independence of the Company’s independent registered public accounting firm promulgated by the SEC, during the Company’s 2012 fiscal year, the Audit Committee considered in advance of the provision of any non-audit services by the Company’s independent registered public accounting firm whether the provision of such services is compatible with maintaining such independence.

The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent registered public accounting firm the firm’s independence.

Based on the Audit Committee’s discussion with management and the independent registered public accounting firm, its review of the representations of management and the report of the independent registered public accounting firm, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

Scott C. Arves

David R. Bovee

Robert C. Griffin (Chairman)

SUBMISSION OF STOCKHOLDERS’ PROPOSALS AND ADDITIONAL INFORMATION

Proposals of stockholders intended to be eligible for inclusion in our proxy statement and proxy card relating to our 2014 annual meeting of stockholders must be received by us on or before the close of business December 11, 2013. Such proposals should be submitted by certified mail, return receipt requested.

The by-laws provide that a stockholder wishing to present a nomination for election of a director or to bring any other matter before an annual meeting of stockholders must give written notice to our Chief Financial Officer not less than 90 days prior to the first anniversary of the previous year’s annual meeting (provided that in the event that the annual meeting is scheduled to be held on a date more than 30 days prior to, or delayed by more than 60 days after such anniversary date, notice by the stockholder in order to be timely must be received not later than the later of the close of business 90 days prior to such annual meeting or the tenth day following the public announcement of such meeting) and that such notice must meet certain other requirements, including (a) with respect to director nominees, all information relating to such person that is required to be disclosed in connection with solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (b) the stockholder’s name and record address, the class or series and number of shares of capital stock which are owned beneficially or of record by such stockholder, a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nominations are to be made by such stockholder, a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and any other information relating to such stockholder that would be required to be disclosed in a proxy statement in connection with solicitations for proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. As a result, Stockholders who intend to present a proposal at the 2014 annual meeting without inclusion of such proposal in our proxy materials are required to provide notice of such proposal no later than February 15, 2014 (assuming the date of next year’s annual meeting is not more than 30 days prior to, or more than 60 days after, the anniversary of this year’s annual meeting). Our proxy related to the 2014 annual meeting will give discretionary voting authority to the proxy holders to vote with respect to any such proposal that is received by us after such date or any proposal received prior to that date if we advise stockholders in our 2014 proxy statement about the nature of the matter and how management intends to vote on such matter. Any stockholder interested in making such a nomination or proposal should request a copy of the by-laws from the Chief Financial Officer of CVG.

We will furnish without charge to each person whose proxy is being solicited, upon written request of any such person, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as filed with the Commission, including the financial statements and schedules thereto. Requests for copies of such Annual Report on Form 10-K should be directed to Chad M. Utrup, Chief Financial Officer, Commercial Vehicle Group, Inc., 7800 Walton Parkway, New Albany, Ohio 43054. Our Annual Report on Form 10-K can also be downloaded without charge from our website at www.cvgrp.com/proxy.

OTHER MATTERS

We will bear the costs of soliciting proxies from our stockholders. In addition to the use of the mail, our directors, officers and employees may solicit proxies by personal interview, telephone or telegram. Such directors, officers and employees will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of common stock held of record by such persons, and we will reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection therewith.

The directors know of no other matters which are likely to be brought before the annual meeting, but if any such matters properly come before the meeting the persons named in the enclosed proxy, or their substitutes, will vote the proxy in accordance with their best judgment.

By Order of the Board of Directors

Chad M. Utrup

Chief Financial Officer

April 10, 2013

IT IS IMPORTANT THAT THE PROXIES BE RETURNED PROMPTLY. EVEN IF YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 16, 2013.

Vote by Internet
• Go to www.investorvote.com/CVGI • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all Class III nominees listed and FOR Proposals 2 and 3.

1.	Election of Class II Directors:	For	Withhold		For	Withhold		For	Withhold	+
	01 - Scott C. Arves	☐	☐	02 - Robert C. Griffin	☐	☐	03 - Richard A. Snell	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	A non-binding, advisory vote on the compensation of the named executive officers.	☐	☐	☐	3.	Proposal to ratify the appointment of KPMG LLP as the independent registered public accounting firm for Commercial Vehicle Group, Inc. for the fiscal year ending December 31, 2013.	☐	☐	☐
4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Commercial Vehicle Group, Inc.

7800 Walton Parkway

New Albany, Ohio 43054

This Proxy Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Richard A. Snell and Chad M. Utrup and each of them, the attorneys and proxies of the undersigned with full power of substitution to vote as indicated herein all the shares of common stock of Commercial Vehicle Group, Inc. held of record by the undersigned at the close of business on March 18, 2013, at the annual meeting of stockholders to be held on May 16, 2013, or any postponements or adjournments thereof, with all the powers the undersigned would possess if then and there personally present.

By returning this proxy card you are conferring upon the proxies the authority to vote in their discretion upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

This proxy when properly executed will be voted on as specified by the stockholder. If no specifications are made, the proxy will be voted to elect the nominees described in Item 1 on the reverse side, FOR proposals 2 and 3, and with discretionary authority on all other matters that may properly come before the annual meeting or any postponements or adjournments thereof.

ALL STOCKHOLDERS ARE URGED TO VOTE THEIR PROXY AS EARLY AS POSSIBLE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all Class III nominees listed and FOR Proposals 2 and 3.

1. Election of Class II Directors:	For	Withhold		For	Withhold		For	Withhold	+
01 - Scott C. Arves	☐	☐	02 - Robert C. Griffin	☐	☐	03 - Richard A. Snell	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	A non-binding, advisory vote on the compensation of the named executive officers.	☐	☐	☐	3.	Proposal to ratify the appointment of KPMG LLP as the independent registered public accounting firm for Commercial Vehicle Group, Inc. for the fiscal year ending December 31, 2013.	☐	☐	☐
4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Commercial Vehicle Group, Inc.

7800 Walton Parkway

New Albany, Ohio 43054

This Proxy Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Richard A. Snell and Chad M. Utrup and each of them, the attorneys and proxies of the undersigned with full power of substitution to vote as indicated herein all the shares of common stock of Commercial Vehicle Group, Inc. held of record by the undersigned at the close of business on March 18, 2013, at the annual meeting of stockholders to be held on May 16, 2013, or any postponements or adjournments thereof, with all the powers the undersigned would possess if then and there personally present.

By returning this proxy card you are conferring upon the proxies the authority to vote in their discretion upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

This proxy when properly executed will be voted on as specified by the stockholder. If no specifications are made, the proxy will be voted to elect the nominees described in Item 1 on the reverse side, FOR proposals 2 and 3, and with discretionary authority on all other matters that may properly come before the annual meeting or any postponements or adjournments thereof.

ALL STOCKHOLDERS ARE URGED TO VOTE THEIR PROXY AS EARLY AS POSSIBLE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE